                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
[X] Preliminary Proxy Statement

                                          [_] CONFIDENTIAL, FOR USE OF THE
[_] Definitive Proxy Statement                COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                           CABLE TV FUND 12-D, LTD.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    (1) Title of each class of securities to which transaction applies: Limited Partnership Interests
    (2) Aggregate number of securities to which transaction applies: 237,339
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Pursuant to Rule 0-11(c)(2), the transaction valuation is based upon the Registrant's 76 percent interest in the $222,963,267 sales price that is to be paid to the Cable TV Fund 12-BCD Venture in connection with the transaction that is the subject of the proxy solicitation.
    (4) Proposed maximum aggregate value of the transaction to the Registrant:
        $169,452,083
    (5) Total fee paid: $33,890

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1) Amount Previously Paid:
    (2) Form, Schedule or Registration Statement No.:
    (3) Filing Party:
    (4) Date Filed:

Notes:

                 [LOGO OF JONES INTERCABLE, INC. APPEARS HERE]

                           9697 EAST MINERAL AVENUE
                           ENGLEWOOD, COLORADO 80112

      NOTICE OF VOTE OF THE LIMITED PARTNERS OF CABLE TV FUND 12-D, LTD.

To the Limited Partners of Cable TV Fund 12-D, Ltd.:

  A special vote of the limited partners of Cable TV Fund 12-D, Ltd. (the "Partnership") is being conducted through the mails on behalf of the Partnership by Jones Intercable, Inc., the general partner of the Partnership, for the purpose of obtaining limited partner approval of the sale of the Albuquerque, New Mexico cable television system (the "Albuquerque System") owned by the Cable TV Fund 12-BCD Venture, a joint venture in which the Partnership has a 76 percent ownership interest, for $222,963,267 in cash, subject to customary working capital closing adjustments that may have the effect of increasing or decreasing the sales price by a non-material amount. The Albuquerque System is proposed to be sold to Jones Communications of New Mexico, Inc., an indirect wholly owned subsidiary of the General Partner. Information relating to this matter is set forth in the accompanying Proxy Statement.

  If the limited partners approve the proposed sale of the Albuquerque System and if the transaction is closed, the Cable TV Fund 12-BCD Venture will repay a portion of its debt and $125,000,000 of net sale proceeds will be distributed to the three constituent partnerships of the Cable TV Fund 12-BCD Venture in proportion to their ownership interests. The closing adjustments will not affect the amount of the net sale proceeds distributed to the partnerships. The Partnership accordingly will receive 76 percent of such proceeds, estimated to total approximately $94,428,308, and the Partnership will distribute this portion of the net sale proceeds to its partners of record as of the closing date of the sale of the Albuquerque System. Of this amount, approximately $90,101,856 will be distributed to the limited partners and approximately $4,326,452 will be distributed to the general partner. It is estimated that the limited partners will receive $380 for each $500 limited partnership interest, or $759 for each $1,000 invested in the Partnership. Once the distribution of the net proceeds from the sale of the Albuquerque System has been made, limited partners will have received a total of $555 for each $500 limited partnership interest, or $1,109 for each $1,000 invested in the Partnership, taking into account the prior distribution to limited partners made in 1996.

  Only limited partners of record at the close of business on March 2, 1998 are entitled to notice of, and to participate in, this vote of limited partners. It is very important that all limited partners participate in the voting. The Cable TV Fund 12-BCD Venture's ability to complete the transaction discussed in the Proxy Statement and the Partnership's ability to make a distribution to its partners of its portion of the net proceeds of the sale of the Albuquerque System pursuant to the terms of the Partnership's limited partnership agreement (the "Partnership Agreement") are dependent upon the approval of the transaction by the holders of a majority of the Partnership's limited partnership interests.

  The proposal that is the subject of this proxy solicitation will be adopted only if approved by the holders of a majority of the limited partnership interests. Each limited partnership interest entitles the holder thereof to one vote on the proposal. Because the Partnership Agreement requires that the proposal to sell the Albuquerque System be approved by the holders of a majority of the limited partnership interests, abstentions and non-votes will be treated as votes against the proposal. A properly executed consent returned to the general partner on which a limited partner does not mark a vote will be counted as a vote for the proposed sale of the Albuquerque System. Because limited partners do not have dissenters' or appraisal rights in connection with the proposed sale of the Albuquerque System, if the holders of a majority of the limited partnership interests approve the proposal, all limited partners will receive a distribution of the net sale proceeds in accordance with the procedures prescribed by the Partnership Agreement regardless of how or whether they vote on the proposal.

  Jones Intercable, Inc., as the general partner of the Partnership, urges you to sign and return the enclosed proxy card as promptly as possible. The proxy card should be returned in the enclosed envelope.

                                          JONES INTERCABLE, INC.
                                          General Partner

                                 [SIGNATURE OF ELIZABETH M. STEELE APPEARS HERE]

                                          Elizabeth M. Steele
                                          Secretary

Dated: March 20, 1998

                 [LOGO OF JONES INTERCABLE, INC. APPEARS HERE]

                           9697 EAST MINERAL AVENUE
                           ENGLEWOOD, COLORADO 80112

                                PROXY STATEMENT


           VOTE OF THE LIMITED PARTNERS OF CABLE TV FUND 12-D, LTD.

  This Proxy Statement is being furnished in connection with the solicitation of the written consents of the limited partners of Cable TV Fund 12-D, Ltd. (the "Partnership") by Jones Intercable, Inc., the general partner of the Partnership (the "General Partner"), on behalf of the Partnership, for the purpose of obtaining limited partner approval of the sale of the Albuquerque, New Mexico cable television system (the "Albuquerque System") owned by the Cable TV Fund 12-BCD Venture (the "Venture"), a joint venture in which the Partnership has a 76 percent ownership interest, for $222,963,267 in cash, subject to customary working capital closing adjustments that may have the effect of increasing or decreasing the sales price by a non-material amount. The Albuquerque System is proposed to be sold to Jones Communications of New Mexico, Inc., an indirect wholly owned subsidiary of the General Partner.

  Proxies in the form enclosed, properly executed and duly returned, will be voted in accordance with the instructions thereon. Limited partners are urged to sign and return the enclosed proxy as promptly as possible. Proxies cannot be revoked except by delivery of a proxy dated as of a later date. Officers and other employees of the General Partner may solicit proxies by mail, by fax, by telephone or by personal interview. The deadline for the receipt of proxy votes is April 30, 1998, unless extended, but the vote of the Partnership's limited partners will be deemed to be concluded on the date, at least 20 business days from the date the proxy materials are sent to limited partners, that the General Partner, on behalf of the Partnership, is in receipt of proxies executed by the holders of a majority of the limited partnership interests either consenting to or disapproving of the proposed transaction. The General Partner may extend the deadline for receipt of proxy votes if a majority of the limited partners fail to express an opinion on the transaction by April 30, 1998. If the General Partner extends the deadline for receipt of proxy votes, the limited partners will be informed by mail of the reason for the extension and the new deadline. The cost of the proxy solicitation will be paid by the General Partner.

  The Partnership has only one class of limited partners and no limited partner has a right of priority over any other limited partner. The participation of the limited partners is divided into limited partnership interests and each limited partner owns one limited partnership interest for each $500 of capital contributed to the Partnership.

  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

  As of January 16, 1998, the Partnership had 237,339 limited partnership interests outstanding held by approximately 16,557 persons. There is no established trading market for such interests. To the best of the General Partner's knowledge, no person or group of persons beneficially own more than five percent of the limited partnership interests. During the past several years, Smithtown Bay, LLC and Madison Partnership Liquidity Investors XIII, LLC, two firms unaffiliated with the Partnership, the General Partner and each other, have conducted tender offers for interests in the Partnership. As of January 16, 1998, Smithtown Bay, LLC and its affiliates owned 8,210 limited partnership interests, or 3.5 percent of the limited partnership interests. As of such date, Madison Partnership Liquidity Investors XIII, LLC and its affiliates owned 10,209 limited partnership interests, or 4.3 percent of the limited partnership interests. Pursuant to the terms of agreements between the Partnership and the General Partner and such firms, all of the limited partnership interests held by these firms will be voted in the same manner as the majority of all other limited partners who vote on the sale of the Albuquerque System. Thus, for example, if the limited partnership interests voted in favor of the transaction constitute a majority of all limited partnership interests voted but not a majority of all limited partnership interests, these firms will be required to vote their limited partnership interests in favor of the transaction, and in such event the votes of these firms could be sufficient to cause the transaction to be approved by a majority of all limited partnership interests, which is the vote necessary to cause the transaction to be approved. The General Partner owns 200 limited partnership interests. Officers and directors of the General Partner own no limited partnership interests. The 200 limited partnership interests owned by the General Partner will be voted in favor of the proposed transaction. Only limited partners of record at the close of business on March 2, 1998 will be entitled to notice of, and to participate in, the vote.

  As of the date of this Proxy Statement, the Partnership's only asset is its 76 percent ownership interest in the Venture. Cable TV Fund 12-C, Ltd. ("Fund 12-C") has a 15 percent ownership interest in the Venture and Cable TV Fund 12-B, Ltd. ("Fund 12-B") has a 9 percent ownership interest in the Venture. As of the date of this Proxy Statement, the Venture owns the Albuquerque System and the cable television system serving areas in and around Palmdale and Lancaster, California (the "Palmdale/Lancaster System"). The Venture sold its cable television system serving Houghton and Hancock, Michigan (the "Houghton/Hancock System") in 1987, the Venture sold its cable television system serving California City, California (the "California City System") in 1992 and the Venture sold its cable television system serving Tampa, Florida (the "Tampa System") in 1996.

  Upon the consummation of the proposed sale of the Albuquerque System, the Venture will repay its outstanding Senior Notes balance of $47,479,874 plus a make whole premium that, based on current market interest rates, is estimated to total $3,354,060 and, subject to an amendment to the Venture's credit facility to permit a portion of the sale proceeds to be distributed to the three constituent partnerships of the Venture, the Venture will repay an estimated $49,767,578 of the then outstanding balance of its credit facility, leaving an estimated $41,900,000 of debt outstanding under the amended credit facility secured by the Palmdale/Lancaster System, and then the remaining $125,000,000 of net sale proceeds will be distributed to the three constituent partnerships of the Venture in proportion to their ownership interests in the Venture. The closing adjustments will not affect the amount of the net sale proceeds distributed to the partnerships. The Partnership will receive 76 percent of the net sale proceeds, estimated to total approximately $94,428,308, and the Partnership will distribute this portion of the net sale proceeds to its partners of record as of the closing date of the sale of the Albuquerque System. Based upon pro forma financial information as of September 30, 1997, as a result of the Albuquerque System's sale, the limited partners of the Partnership, as a group, will receive approximately $90,101,856 and the General Partner will receive approximately $4,326,452. Limited partners will receive $380 for each $500 limited partnership interest, or $759 for each $1,000 invested in the Partnership, from the Partnership's portion of the net proceeds of the Albuquerque System's sale. Once the Partnership has completed the distribution of its portion of the net proceeds from the sale of the Albuquerque System, limited partners of the Partnership will have received a total of $555 for each $500 limited partnership interest, or $1,109 for each $1,000 invested in the Partnership, taking into account the prior distribution to limited partners made in 1996 from the net proceeds of the sale of the Tampa System.

  After the sale of the Albuquerque System by the Venture, the Partnership will continue to be a public entity subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the

"Exchange Act") until after the Palmdale/Lancaster System is sold. A separate vote of the limited partners will be required to approve the sale of the Palmdale/Lancaster System.

  Limited partners should note that there are certain income tax consequences of the proposed sale of the Albuquerque System, which are outlined herein under the caption "Federal Income Tax Consequences."

  The Board of Directors of the General Partner has approved the proposed sale of the Albuquerque System and the General Partner recommends approval of the transaction by the holders of the Partnership's limited partnership interests. In determining the fairness of the proposed transaction, the General Partner followed the procedures mandated by Section 2.3(b)(iv)(b) of the Partnership's limited partnership agreement (the "Partnership Agreement"), which provides that the Partnership's cable television systems may be sold to the General Partner or to one of its affiliates if the price paid by the General Partner or such affiliate is determined by the average of three separate, independent appraisals of the fair market value of the system to be sold. Because the purchase price to be paid to the Venture is equal to the average of three separate, independent appraisals of the fair market value of the Albuquerque System, the Board of Directors of the General Partner has concluded that the consideration to be paid to the Venture for the Albuquerque System is fair to all unaffiliated limited partners of the Partnership.

  The proposal that is the subject of this proxy solicitation will be adopted only if approved by the holders of a majority of the limited partnership interests. Each limited partnership interest entitles the holder thereof to one vote on the proposal. Because the Partnership Agreement requires that the proposal to sell the Albuquerque System be approved by the holders of a majority of the limited partnership interests, abstentions and non-votes will be treated as votes against the proposal. A properly executed consent returned to the General Partner on which a limited partner does not mark a vote will be counted as a vote for the proposed sale of the Albuquerque System. Because limited partners do not have dissenters' or appraisal rights in connection with the proposed sale of the Albuquerque System, if the holders of a majority of the limited partnership interests approve the proposal, all limited partners will receive a distribution of the Partnership's portion of the net sale proceeds in accordance with the procedures prescribed by the Partnership Agreement regardless of how or whether they vote on the proposal.

  The General Partner has also prepared proxy statements that are being delivered to the limited partners of Fund 12-B and Fund 12-C in connection with their votes to approve the sale of the Albuquerque System by the Venture. The closing of the sale of the Albuquerque System will occur only if the transaction is approved by the holders of a majority of the limited partnership interests of each of the three constituent partnerships of the Venture. Copies of the proxy statements being delivered to the limited partners of the Venture's two other constituent partnerships have been filed with the Securities and Exchange Commission (the "Commission") and can be obtained either from the Commission or from the General Partner upon written request to Elizabeth M. Steele, Secretary, Jones Intercable, Inc., 9697 East Mineral Avenue, Englewood, Colorado 80112, (303) 792-3111. See also "Certain Information About the Partnership and the General Partner."

  The approximate date on which this Proxy Statement and Form of Proxy are being sent to limited partners is March 20, 1998.

                                SPECIAL FACTORS

THE PARTNERSHIP'S INVESTMENT OBJECTIVES

  The Partnership was formed to acquire, develop, operate and, ultimately, sell cable television systems. The primary objectives of the Partnership have been to obtain capital appreciation in the value of the Partnership's cable television properties; to generate tax losses that could be used to offset taxable income of limited partners from other sources; and to obtain equity build-up through debt reduction. It was contemplated from the outset of the Partnership's existence that capital appreciation in Partnership cable television properties would be converted to cash by a sale of such properties at such time as the General Partner determined that the Partnership's investment objectives had substantially been achieved and after a holding period of approximately five to seven years. It also was contemplated from the outset of the Partnership's existence that the General Partner or one of its affiliates could be the purchaser of the Partnership's cable television properties.

  The Venture was formed to pool the financial resources of three public partnerships sponsored by the General Partner with identical investment objectives and to enable them to acquire a greater number of and/or larger cable television systems than any one of the partnerships could acquire on their own. The Venture acquired the Albuquerque System in August 1986. Based upon the track record of prior public partnerships sponsored by the General Partner that had liquidated or were in the process of liquidating their assets during the period that limited partnership interests in the Partnership were being sold and based upon disclosures made to prospective investors about the Partnership's investment objectives in the Cable TV Fund 12 prospectus and accompanying sales brochure, investors in the Partnership reasonably could have anticipated that the Partnership's investment objectives would be achieved and its assets liquidated after a holding period of approximately five to seven years. Due to the uncertain and then adverse regulatory environment that developed in the early 1990s for the cable television industry, the resultant decline in the prices for cable television systems and the subsequent inactivity in the cable television system marketplace, the General Partner determined that it would be prudent to delay the sale of the Albuquerque System until market conditions improved, and as a result the Albuquerque System has been held by the Venture for more than 11 years.

  The purpose of the sale of the Albuquerque System, from the Partnership's perspective, is to attain the Partnership's primary investment objective with respect to the Albuquerque System, i.e., to convert the Partnership's capital appreciation in the Albuquerque System to cash. The sale proceeds will be used to repay a substantial portion of the Venture's debt, and the remaining sale proceeds will be distributed to the three constituent partnerships of the Venture. The Partnership in turn will distribute its portion of the net sale proceeds to the partners of the Partnership in accordance with the distribution procedures established by the Partnership Agreement. The sale of the Albuquerque System is thus the necessary final step in the Partnership's accomplishment of its investment objectives with respect to the Albuquerque System.

PRIOR ACQUISITIONS AND SALES

  The Partnership was formed in January 1986 as a Colorado limited partnership in connection with a public offering of its limited partnership interests. In March 1986, the Partnership invested all of its limited partner capital contributions in the Venture, through which it acquired a 76 percent ownership interest in the Venture. The Venture ultimately acquired five cable television systems: the Houghton/Hancock System was acquired in May 1986, the California City System was acquired in April 1986, the Albuquerque System was acquired in August 1986, the Palmdale/Lancaster System was acquired in April 1986 and the Tampa System was acquired in December 1986.

  The Houghton/Hancock System was sold in August 1987 to an unaffiliated cable television system operator for a sales price of $5,000,000 and the California City System was sold in April 1992 to an unaffiliated cable television system operator for a sales price of $2,608,000. The sale proceeds from the Venture's sales of the Houghton/Hancock System and the California City System were used to reduce the Venture's indebtedness. None of the sale proceeds were distributed to the Venture's three constituent partnerships and thus none of the sale proceeds were distributed to the Partnership or its partners. No vote of the limited partners of the Partnership was required in connection with the sale of either of these systems because neither of these systems constituted all or substantially all of the Partnership's assets.

  The Venture sold the Tampa System in February 1996 to a subsidiary of the General Partner for a sales price of $110,395,667, which price was determined by the average of three separate, independent appraisals of the fair market value of the Tampa System. Because the Venture's debt arrangements did not allow the Venture to make distributions on the sale of Venture assets, in February 1996 the Venture's debt arrangements were amended to permit a $55,000,000 distribution to the Venture's three constituent partnerships from the Tampa System's sale proceeds, and the balance of the Tampa System's sale proceeds was used to reduce Venture indebtedness. The Partnership's portion of this distribution was $41,547,000, all of which was distributed to the limited partners. No vote of the limited partners of the Partnership was required in connection with the sale of the Tampa System because the assets of the Tampa System did not constitute all or substantially all of the Partnership's assets. Immediately following its acquisition of the Tampa System, the subsidiary of the General

Partner that had acquired the Tampa System conveyed the Tampa System, along with certain other cable television systems owned by the subsidiary of the General Partner, and cash in the amount of $3,500,000, to Time Warner Entertainment Advance/Newhouse Partnership ("Time Warner"), an unaffiliated cable television system operator, in exchange for cable television systems owned by Time Warner serving communities in Prince Georges County, Maryland and Reston, Virginia. The Venture's sale of the Tampa System and the subsequent exchange of the Tampa System for Time Warner systems are the subject of litigation filed by several limited partners of Fund 12-D. See "Special Factors, Legal Proceedings."

  Limited partners of the Partnership received a distribution from the Tampa System sale totaling $41,547,000. All distributions to date have given the Partnership's limited partners an approximate return of $175 for each $500 limited partnership interest, or $350 for each $1,000 invested in the Partnership.

  The Partnership intends to make a distribution of the Partnership's portion of the net proceeds of the sale of the Venture's Albuquerque System to its partners. Following this distribution, the Partnership will continue to own its 76 percent interest in the Venture, and the Venture will continue to own and operate the Palmdale/Lancaster System until it too is sold. A vote of the limited partners of the Partnership will be required to approve the sale of the Palmdale/Lancaster System.

[New disclosure about the Palmdale/Lancaster System--to be added in March prior to mailing of proxy statements to limited partners.]

THE GENERAL PARTNER'S OBJECTIVES

  The purpose of the transaction from the General Partner's perspective is to enable the Venture to sell the Albuquerque System at a fair price and to enable the General Partner through an indirect wholly owned subsidiary to acquire a cable television system operating in a marketplace in which the General Partner itself desires to own and operate a cable television system. The General Partner currently is one of the ten largest cable television system operators in the United States, with owned and managed systems totaling approximately 1.4 million basic subscribers. A key element of the General Partner's strategy is to increase the number of owned subscribers clustered in attractive demographic areas. The General Partner is making progress in clustering its owned subscribers in two primary groups of cable systems. The General Partner's Maryland/Virginia cluster is based primarily on geography. The General Partner's suburban cluster is based on similar market and operating characteristics, rather than geography. The General Partner believes that its clustering strategy may allow it to obtain both economies of scale and operating efficiencies, for example in areas such as marketing, administration and capital expenditures. The General Partner desires to add the Albuquerque System to its suburban cluster, which currently includes the cable systems serving the communities of Savannah and Augusta, Georgia, Pima County, Arizona and Independence, Missouri.

  In contrast to the Partnership, which is a Colorado limited partnership with a finite term and which sought cable television properties with high growth potential during a holding period of approximately five to seven years, the General Partner, a Colorado corporation with perpetual existence, is seeking to acquire cable television systems that can generate a steady stream of income and may appreciate in value over a longer holding period. The Albuquerque System satisfies this objective of the General Partner. The General Partner also may be in a better position than the Partnership and the Venture to access both debt and equity to finance the long-term development of the Albuquerque System. The General Partner may be able to leverage the Albuquerque System at a higher level than the Venture has done and, accordingly, the General Partner may be able to generate a greater return on its investment in the Albuquerque System than the Partnership and the Venture would be able to do within the same time. Because the General Partner's investment horizon is much longer term than the Partnership's investment horizon, and the General Partner will not need to sell the Albuquerque System to achieve its investment objectives, it can better withstand the costs associated with meeting the competition and the regulatory risks inherent in long-term holding and development of the Albuquerque System.

RELEVANT PROVISIONS OF THE PARTNERSHIP AGREEMENT

  Section 2.2(k) of the Partnership Agreement provides that the sale of all or substantially all of the Partnership's assets is subject to the approval of the holders of a majority of the Partnership's limited partnership interests. Because its investment in the Venture is the Partnership's sole asset and because the Albuquerque System represents 63.9 percent of the Venture's assets and 64.3 percent of the Venture's revenues, the sale of the Albuquerque System is being submitted for limited partner approval to the limited partners of the Partnership, Fund 12-B and Fund 12-C.

  Section 2.3(b)(iv)(b) of the Partnership Agreement permits the Partnership to sell any or all of its cable television systems directly to the General Partner or one or more of its affiliates if the system to be sold has been held by the Partnership for at least three years, or if it is part of, or related to, another system that has been held for three years, and provided that the price paid to the Partnership by the General Partner or any such affiliate is determined by the average of three separate, independent appraisals of the particular cable television system or systems being sold, and that the cost of such appraisals is not borne by the Partnership. Because the Albuquerque System has been held by the Venture for at least three years and the purchase price to be paid to the Venture is equal to the average of three separate, independent appraisals of the fair market value of the Albuquerque System obtained at the General Partner's expense, these requirements of the Partnership Agreement have been satisfied.

LEGAL PROCEEDINGS

  The General Partner is a defendant in a now consolidated civil action filed by limited partners of the Partnership derivatively on behalf of the Partnership, Fund 12-B and Fund 12-C in the Arapahoe County District Court in the State of Colorado. The consolidated complaint generally alleges that the General Partner breached its fiduciary duty to the plaintiffs and to the other limited partners of the Partnership, Fund 12-B and Fund 12-C and the Venture in connection with the Venture's sale of the Tampa System to a subsidiary of the General Partner and the subsequent trade of the Tampa System to Time Warner. The consolidated complaint also sets forth a claim for breach of contract and a claim for breach of the implied covenant of good faith and fair dealing. Among other things, the plaintiffs assert that the subsidiary of the General Partner that acquired the Tampa System paid an inadequate price for the Tampa System. The price paid for the Tampa System was determined by the average of three separate, independent appraisals of the Tampa System's fair market value as required by the limited partnership agreements of the Partnership, Fund 12-B and Fund 12-C. The plaintiffs have challenged the adequacy and independence of the appraisals. The consolidated complaint seeks damages in an unspecified amount and an award of attorneys' fees, and the complaint also seeks punitive damages and certain equitable relief.

  The General Partner has filed its answer to the consolidated complaint and has generally denied the substantive allegations in the complaint and has asserted a number of affirmative defenses. The General Partner intends to defend this lawsuit vigorously.

  On August 29, 1997, the General Partner moved for summary judgment in its favor on the ground that plaintiffs did not make demand on the General Partner for the relief they seek before commencing their lawsuits or show that such a demand would have been futile. On January 8, 1998, the Court (1) held that plaintiffs did not make demand before commencing their lawsuits or show that such demand would have been futile, (2) stayed the consolidated case and vacated the February 17, 1998 trial date, (3) ordered that plaintiffs make a demand on the General Partner and that the General Partner appoint an independent counsel to review, consider and report on that demand, (4) ordered that the independent counsel be appointed at the March 1998 meeting of the General Partner's Board of Directors, and (5) ordered that the independent counsel will be subject to the approval of the Court. The Court set a new trial date for October 26, 1998 in the event that the case is not resolved through the independent counsel process or otherwise.

  Section 2.2 of the Partnership Agreement provides that the General Partner will not be liable to the Partnership or to the limited partners for any act or omission performed or omitted by it in good faith pursuant to the authority granted to the General Partner by the Partnership Agreement. This provision further provides that the General Partner will be liable to the Partnership and to the limited partners only for fraud, bad faith or gross negligence in the performance of the cable television activities of the Partnership or negligence in the management of the internal affairs of the Partnership.
Section 9.6 of the Partnership Agreement provides that the

Partnership "shall indemnify and save harmless the General Partner and its affiliates and any agent or officer or director thereof, from any loss or damage incurred by them, including legal fees and expenses and amounts paid in settlement by reason of any action performed by the General Partner or any agent, officer or director thereof on behalf of the Partnership or in furtherance of its interest; provided, however, that the foregoing shall not relieve the General Partner of its fiduciary duty to the limited partners or liability for (nor shall the General Partner be indemnified for) its fraud, bad faith or gross negligence in the performance of the cable television activities of the Partnership or negligence in the management of the internal affairs of the Partnership." In accordance with the foregoing provisions of the Partnership Agreement, the Partnership, together with Fund 12-B and Fund 12-C, which have identical partnership agreement provisions with respect to general partner liability and indemnification, will be obligated to indemnify and save harmless the General Partner from any loss incurred by it, including its legal fees and expenses and amounts paid in settlement, in connection with the litigation concerning the Tampa System sale unless the General Partner is found to have breached its fiduciary duty to the limited partners in connection with the Tampa System sale or is found to have committed fraud or to have acted in bad faith or with gross negligence in connection with the Tampa System sale. Amounts reimbursed to the General Partner by the three constituent partnerships of the Venture would be in proportion to their ownership interests in the Venture and such amounts may be significant, but the General Partner expects that any such reimbursement will not have a material adverse effect on the Partnership or the Venture.

  In voting on the proposed sale of the Albuquerque System, limited partners should consider that the General Partner determined both the sales price of the Tampa System and the sales price of the Albuquerque System in a substantially similar way, i.e., both prices were determined by averaging three separate, independent appraisals of the fair market value of the respective systems obtained in accordance with the provisions of Section 2.3(b)(iv)(b) of the three partnerships' limited partnership agreements. Limited partners should be aware that The Strategis Group, Inc. and Western Cablesystems, Inc., two of the three appraisal firms that rendered appraisals of the Tampa System, also rendered appraisals of the Albuquerque System for purposes of determining the Albuquerque System's sale price. Limited partners should also consider that Bond & Pecaro, Inc., the other firm that rendered an appraisal of the Albuquerque System for purposes of determining the Albuquerque System's sale price, also serves as the General Partner's expert witness in the Tampa litigation, aiding the General Partner in the defense of this litigation.

REASONS FOR THE TIMING OF THE SALE

  The Partnership has a finite legal existence of 17 years, over 12 of which have passed. It was not intended or expected, however, that the Partnership would hold its cable systems for 17 years. Although it was not possible at the outset of the Partnership to determine precisely how quickly the investment objectives with respect to any particular system would be achieved, investors were informed that the General Partner's past experience with prior partnerships had shown that five to seven years was the average length of time from the acquisition of a cable system to its sale. Investors in the Partnership also were able to examine the track record of the General Partner's prior partnerships because such track record was set forth in the prospectus delivered in connection with the Partnership's initial public offering. At the time of the formation of the Partnership, the track record showed that prior partnerships had rarely held their cable systems for any longer than six years.

  It is the General Partner's publicly announced policy that it intends to liquidate all of its managed partnerships, including the Partnership, as opportunities for sales of partnership cable television systems arise in the marketplace. The General Partner has determined that, as part of this general liquidation plan, it is in the best interests of the Venture and the three constituent partnerships of the Venture to sell the Albuquerque System. During the years that the Venture has owned and operated the Albuquerque System, senior management of the General Partner, including Glenn R. Jones, the General Partner's Chief Executive Officer, James B. O'Brien, the General Partner's President and Chief Operating Officer, and Kevin P. Coyle, the General Partner's Vice President/Finance and Chief Financial Officer, has monitored the performance of the Albuquerque System. The General Partner has overseen the Albuquerque System's growth in the number of homes passed, the miles of cable plant and the number of basic and premium subscribers. The General Partner's management has regularly reviewed the Albuquerque System's budgets, it has examined the Albuquerque System's liquidity and capital needs and it has carefully monitored the Albuquerque System's revenue and cash flow growth to confirm that the Partnership's primary investment objective, i.e., capital appreciation in the Albuquerque System, was being achieved. In early 1997, the General Partner's management determined that the Albuquerque System would need to be rebuilt and upgraded in connection with the system's franchise renewal negotiations with the City of Albuquerque and to keep the system competitive with DBS services and other entertainment video providers in the Albuquerque area. The General Partner determined that the Venture could not and should not bear the approximately $30,000,000 of rebuild and upgrade costs and that the Venture should sell the system before the rebuild began. Further, the General Partner concluded that, because the Albuquerque System met the General Partner's objective of acquiring cable systems with operating characteristics like those of the Albuquerque System, the General Partner would exercise its right under
Section 2.3(b)(iv)(b) of the Partnership Agreement to acquire the Albuquerque System. The General Partner accordingly did not market the system for sale and did not solicit third party buyers for the Albuquerque System but instead contracted with independent appraisal firms to prepare appraisals of the fair market value of the Albuquerque System so that the General Partner could determine the price it would offer to pay for the Albuquerque System. The first three appraisals obtained by the General Partner valued the Albuquerque System at $233,440,000, $221,349,800 and $206,600,000, respectively. Because the appraisal that valued the Albuquerque System at only $206,600,000 was so much lower than the other two appraisals, the General Partner's senior management rejected it. The General Partner then engaged a fourth appraisal firm that valued the Albuquerque System at $214,100,000, which management found acceptable. The General Partner's Chief Financial Officer then took the three appraised values and averaged them pursuant to the requirements of
Section 2.3(b)(iv)(b) of the Partnership Agreement, and thereby determined that the price the General Partner would offer for the Albuquerque System would be $222,963,267. The General Partner's senior management also agreed that this was a fair price and accepted it on behalf of the Venture. See "Special Factors, The Appraisals." No arm's-length negotiations of the terms of the purchase and sale agreement were conducted because neither the Partnership nor the Venture have any employees or management other than the employees and management of the General Partner. When the appraisal process was completed in July 1997, the General Partner prepared the standard purchase and sale agreement that it uses for the acquisition of cable television systems from its managed partnerships. This agreement was executed by officers of the General Partner both on behalf of the General Partner as buyer and on behalf of the Venture as seller. A written memorandum dated July 23, 1997 to the General Partner's Board of Directors from the General Partner's Chief Financial Officer outlining the terms of the transaction, including the means by which management had determined the sales price for the Albuquerque System, the results of the four appraisals and management's rejection of the $206,600,000 appraisal, the operating and financial statistics of the Albuquerque System and the reasons why the General Partner should purchase the Albuquerque System, was submitted to the Board of Directors with a recommendation from management that the Board of Directors approve the transaction, which the Board of Directors did on August 5, 1997. The directors also were provided with copies of the three appraisal reports that management had used in determining the sales price and a copy of the executed purchase and sale agreement. As discussed below, the Board of Directors concluded, by majority vote, that the transaction was fair to the unaffiliated limited partners of the Partnership. See "Special Factors, Recommendation of the General Partner and Fairness of the Proposed Sale of Assets."

  When investing in the Partnership, by virtue of the provisions of Section 2.2(k) of the Partnership Agreement, the limited partners vested in the General Partner the right and responsibility to determine when the Partnership's investment objectives had been substantially achieved. The Albuquerque System was acquired by the Venture because, in the opinion of the General Partner at the time of the Albuquerque System's acquisition, it had the potential for capital appreciation within a reasonable period of time. It is the General Partner's opinion that during the more than 11 years that the Albuquerque System has been held by the Venture, the Partnership's investment objectives with respect to the Albuquerque System have been achieved. The General Partner used no specific benchmarks or measurement tools in determining that the Partnership's investment objectives have been achieved. The General Partner conducted a subjective evaluation of a variety of factors including the length of the holding period, the prospect for future growth as compared to the potential risks, the cash on cash return to investors, the after-tax internal rate of return to limited partners and the amount of gain to be recognized on the sale of assets.

  The Albuquerque System was acquired by the Venture in August 1986 for an aggregate purchase price of approximately $84,625,700. In addition, an affiliate of the General Partner received a brokerage fee of approximately $3,217,200 from the Venture in connection with the Albuquerque System's acquisition. At acquisition, the Albuquerque System consisted of approximately 1,770 miles of cable plant passing approximately 160,000 homes and serving approximately 57,500 basic subscribers. As of April 30, 1997, the date of the three appraisals of the Albuquerque System's fair market value discussed below, the Albuquerque System consisted of approximately 2,640 miles of cable plant passing approximately 232,200 homes and serving approximately 112,440 basic subscribers. During the holding period, the Venture used approximately $86,428,400 in capital expenditures to expand the cable plant of the Albuquerque System. The increase in the value of the Albuquerque System during the holding period is demonstrated by the fact that the Albuquerque System was purchased for $84,625,700 and is proposed to be sold for $222,963,267, a difference of $138,337,567.

  In evaluating whether now was the time for the Venture to sell the Albuquerque System, the General Partner generally considered the benefits to the limited partners that might be derived by the Venture's holding the Albuquerque System for an additional period of time. The General Partner assumed that the Albuquerque System might continue to appreciate in value and, if so, the Albuquerque System would be able to be sold for a greater sales price in the future. The General Partner weighed these assumptions about the Albuquerque System's continuing growth against the risks to investors from a longer holding period, i.e., the risks that regulatory, technology and/or competitive developments could cause the Albuquerque System to decline in value, which would result in a lesser sales price in the future. A longer holding period would expose investors to the risk that competition from direct broadcast satellite companies, telephone companies and/or neighboring cable companies could diminish the number of subscribers to the Albuquerque System's basic and premium services, thereby decreasing the value of the Albuquerque System. A longer holding period also would expose investors to the risk that changes in the regulations promulgated by the governmental agencies that oversee cable operations could make cable systems a less desirable investment, thereby decreasing the value of the Albuquerque System. The General Partner's decision to sell the Albuquerque System was greatly influenced by the fact that the originally contemplated holding period had been exceeded.

  The General Partner is in a better position than the Partnership to bear the risks of investment in the Albuquerque System. The Partnership is limited in its ability to obtain additional equity financing, in part because the limited partnership interests are non-assessable. The Partnership Agreement also contains limits on the amounts that the Partnership can borrow. And the Partnership has only one asset, its interest in the Venture, and the Venture's only assets are the Albuquerque System and the Palmdale/Lancaster System, all of which gives the Partnership limited collateral for borrowings. The General Partner, on the other hand, is one of the nation's largest cable television companies with longer term investment objectives. For example, if significant competition to the Albuquerque System were to develop, the General Partner would be in a better position than the Partnership and the Venture to finance the marketing campaigns or technological improvements necessary to meet such competition.

  Therefore, in light of all of the above factors, the General Partner has determined that now is the appropriate time for the Partnership to convert its capital appreciation in the Albuquerque System to cash through the sale of the Venture's Albuquerque System.

CERTAIN EFFECTS OF THE SALE

  Upon consummation of the sale of the Albuquerque System, the proceeds of the sale will be used to repay a substantial portion of the Venture's debts and then the Venture will distribute the remaining sale proceeds to the three constituent partnerships of the Venture in proportion to their ownership interests in the Venture, and then the Partnership will distribute its portion of the net sale proceeds to its partners of record as of the closing date pursuant to the terms of the Partnership Agreement. Based upon the Venture's pro forma financial information as of September 30, 1997, as a result of the Albuquerque System's sale, the limited partners of the Partnership, as a group, will receive approximately $90,101,856 and the General Partner will receive approximately $4,326,452. Limited partners will receive $380 for each $500 limited partnership interest, or $759 for each

$1,000 invested in the Partnership, from the Partnership's portion of the net proceeds of the Albuquerque System's sale. Once the distributions of the net proceeds from the sale of the Albuquerque System have been made, limited partners will have received a total of $555 for each $500 limited partnership interest, or $1,109 for each $1,000 invested in the Partnership, taking into account the prior distribution to limited partners made in 1996 from the net proceeds of the sale of the Tampa System. Both the limited partners and the General Partner will be subject to federal income tax on the income resulting from the sale of the Albuquerque System. See the detailed information below under the caption "Federal Income Tax Consequences.

  In determining what portion of the sale proceeds to use to repay the Venture's debts and what portion of the sale proceeds to use to make distributions to the three constituent partnerships of the Venture, the General Partner considered that the terms of both the Venture's Senior Notes and the Venture's credit facility required that all sale proceeds be used to extinguish these debts. The General Partner determined, however, that it would be in the best interests of the limited partners of the three constituent partnerships of the Venture to receive a portion of the sale proceeds in the form of distributions. In pursuit of this end, the General Partner contacted the commercial banks that are lenders under the Venture's credit facility and reached agreement with them in principle to amend the Venture's credit facility to allow for a distribution of $125,000,000 of the sale proceeds to the Venture's three constituent partnerships in return for the Venture's commitment to use the remaining sale proceeds to repay an estimated $49,767,578 outstanding under the credit facility, leaving $41,900,000 of debt outstanding under the amended credit facility secured by the Venture's remaining Palmdale/Lancaster System. The distribution and repayment amounts were arrived at in arm's-length negotiations between the General Partner, acting on the Venture's behalf, and the lenders and were based primarily upon the parties' determinations as to what level of debt was appropriate and necessary for the Venture's continued ownership and operation of the Palmdale/Lancaster System.

  Another effect of the sale is that it will result in an indirect wholly owned subsidiary of the General Partner acquiring the Albuquerque System. Thus, as a result of this transaction, the General Partner will make a substantial equity investment in the Albuquerque System and it will have a greater equity ownership interest in the Albuquerque System than it does now as the general partner of the three partnerships that comprise the Venture. Instead of the residual 25 percent interest in the net proceeds from the sale of the Albuquerque System that the General Partner will receive as the general partner of the three partnerships that comprise the Venture, the General Partner will have a 100 percent interest in any future capital appreciation of the Albuquerque System. The General Partner's acquisition of the Albuquerque System will advance its goal of increasing the number of owned subscribers in attractive demographic areas and may allow the General Partner to obtain economies of scale and operating efficiencies by adding the Albuquerque System to its suburban cluster of systems with similar market and operating characteristics. The General Partner also will bear 100 percent of the risk of system losses and any diminution in system value. As the general partner of the three partnerships that comprise the Venture, the General Partner earns management fees and receives reimbursement of its direct and indirect expenses allocable to the operation of the Albuquerque System. The General Partner's right to receive such fees and reimbursements related to the Albuquerque System will terminate on the Venture's sale of the Albuquerque System.

  Neither Colorado law nor the Partnership Agreement afford dissenters' or appraisal rights to limited partners in connection with the proposed sale of the Albuquerque System. If the proposed transaction is approved by the holders of a majority of limited partnership interests, all limited partners will receive a distribution in accordance with the procedures prescribed by the Partnership Agreement regardless of how or whether they vote on the proposal.

RECOMMENDATION OF THE GENERAL PARTNER AND FAIRNESS OF THE PROPOSED SALE OF
ASSETS

  The General Partner believes that the proposed sale of the Albuquerque System and the distribution of the net proceeds therefrom are both procedurally and substantively fair to all unaffiliated limited partners of the Partnership, and it recommends that the limited partners approve the transaction. The General Partner's recommendation that the limited partners approve the sale of the Albuquerque System and its fairness determination should not be deemed to be free from potential conflicts of interest, however, in light of the fact that one of its subsidiaries is the proposed purchaser of the Albuquerque System. Because the purchaser of the Albuquerque System would benefit from a lower sales price, the General Partner has an economic interest in conflict with the economic interest of the limited partners.

  In determining the substantive and procedural fairness of the proposed transaction, the General Partner's Board of Directors on August 5, 1997 considered each of the following factors, all of which had a positive effect on its fairness determination. The factors are listed in descending order of importance, i.e., the first factor listed was given the most weight in the determination that the proposed transaction is fair, although, as a practical matter, this is an approximation of the weight given to each factor because each factor is relevant and the General Partner's Board of Directors was not able to weigh the relative importance of each factor precisely:

    (i) The limited partnership interests are at present illiquid and the cash to be distributed to limited partners as a result of the proposed sale of the Albuquerque System will provide limited partners with liquidity and with the means to realize the appreciation in the value of the Albuquerque System;

    (ii) The purchase price represents a fair market valuation of the Albuquerque System as determined by the average of three separate, independent appraisals of the Albuquerque System by qualified independent appraisers;

    (iii) The Venture has held the Albuquerque System for over 11 years, a holding period beyond that originally anticipated;

    (iv) The conditions and prospects of the cable television industry in which the Venture is engaged, including the developing threat of competition from DBS services and telephone companies, and the working capital and other financial needs of the Venture if it were to continue to own the Albuquerque System, which is scheduled for a $30,000,000 rebuild in the near future to remain competitive;

    (v) The terms and conditions of the purchase and sale agreement, including the fact that the purchase price will be paid in cash, the fact that the Venture was not required to make many of the representations and warranties about the Albuquerque System or give indemnities that are customarily given in transactions of this nature, the fact that the purchaser's obligation to close is not contingent upon its ability to obtain financing, and the fact that the Venture will pay no brokerage fees upon the sale of the Albuquerque System, which it likely would have paid if the Albuquerque System were being sold to an unaffiliated party; and

    (vi) The sale is being conducted in accordance with the terms of the Partnership Agreement, including the fact that the proposed transaction will not occur unless it is approved by the holders of at least a majority of the limited partnership interests.

  An officer of The Jones Group, Ltd., the cable brokerage subsidiary of the General Partner worked with each of the independent appraisers hired to prepare fair market value appraisals of the Albuquerque System, providing them with current and historical profit and loss statements for the Albuquerque System and with current subscriber reports. Certain officers and all of the directors of the General Partner received the final appraisal reports. The members of the Board of Directors of the General Partner adopted the analyses and conclusions of Bond & Pecaro, Inc., which valued the Albuquerque System at $221,349,800, because such firm's valuation procedures, assumptions and methodologies most closely approximate the valuation procedures, assumptions and methodologies used by the General Partner's management in evaluating cable television systems. The General Partner's Board of Directors did not specifically adopt the $221,349,800 value placed on the Albuquerque System by Bond & Pecaro, Inc., but the Board did consider the fact that the value determined by this appraisal firm was close to the average of the three appraisals and concluded that this fact supported its fairness determination.

  The General Partner considered the fact that the $222,963,267 purchase price to be paid to the Venture for the Albuquerque System was determined by the average of three independent appraisals of the fair market value of the Albuquerque System to be very persuasive evidence of the fairness of the proposed transaction. The General Partner reviewed and considered the three appraisals but it did not consider specific comparable transactions in reaching its conclusions that the values for the Albuquerque System determined by the three appraisals are within the range of values seen in the marketplace for comparable cable television systems in similar condition. The General Partner is regularly engaged in the sale and/or purchase of cable television systems in the marketplace both for its own account and for the account of its various managed partnerships. It is the cumulative experience of the General Partner's management and Board of Directors in such transactions on which the fairness conclusions were based. The General Partner considered that the fair market valuations of the Albuquerque System were done by respected industry appraisers using customary measures of value. Based upon the General Partner's knowledge of and experience in the cable television industry, and its review and consideration of the appraisals, it has concluded that the values for the Albuquerque System determined by the three appraisals are fair and within the range of values seen in the marketplace for comparable cable television systems in similar condition.

  The $222,963,267 purchase price represents the current fair market value of the Albuquerque System on a going concern basis. The $222,963,267 purchase price for the Albuquerque System also compares favorably to the $74,519,734 net book value of the Albuquerque System at September 30, 1997. The liquidation value of a cable television system, i.e., the sale of the system on other than a going concern basis, is not usually considered to be an accurate indicator of the value of a cable television system, primarily because the assets of a cable television system typically are worth less when considered separately than when considered as a going concern. The assets of a cable television system consequently are not normally sold or purchased separately. A fair market valuation of a system should, in the General Partner's view, be a valuation of the system as a going concern. The liquidation value of the Albuquerque System therefore was not considered by the General Partner in reaching its determination of fairness.

  Because there has never been an established trading market for the Partnership's limited partnership interests, the General Partner does not have access to any reliable, official information about the historical or current market prices for the Partnership's limited partnership interests in the very limited secondary market where such interests from time to time have been sold. The General Partner believes that such secondary market deeply discounts the underlying value of the limited partnership interests due to their highly illiquid nature. Therefore, even if trading information were available, the historical or current market prices for the Partnership's limited partnership interests would not necessarily be indicative of the value of the Partnership's 9 percent ownership of the Venture's cable television system assets. For these reasons, the General Partner did not consider the historical or current market prices for the limited partnership interests when reaching its fairness determination.

  During the past several years, however, several limited partners of the Partnership who are not in any way affiliated with the Partnership or with the General Partner conducted tender offers for interests in the Partnership at prices ranging from $316 to $335 per $500 limited partnership interest. The $380 per $500 limited partnership interest to be distributed to limited partners from the Partnership's portion of the net proceeds of the Albuquerque System's sale compares favorably to these tender offer prices, especially in light of the fact that the tender offer prices theoretically reflect the distributions to be made to limited partners from the Partnership's portion of the net proceeds from both the Albuquerque System sale and the sale of the Palmdale/Lancaster System.

  The fact that the Venture has held the Albuquerque System for a period beyond that originally anticipated was another important factor in the General Partner's fairness determination--the General Partner believes that the transaction is fair because a sale at this time will convert an illiquid investment into a liquid one for all partners. And the current state of the cable television industry also was considered by the General Partner in making its fairness determination because the General Partner believes that it is fair to investors that someone other than the Partnership and the Venture take on the uncertainties and risks involved in continuing to own and operate the Albuquerque System.

  The fairness of the transaction is also demonstrated in an analysis of certain of the terms and conditions of the purchase and sale agreement, which generally are more favorable to the Venture than reasonably could be expected if the purchaser were not an affiliated company. There is no financing contingency to closing. Because of the General Partner's existing extensive knowledge about the Albuquerque System, the Venture has not been required to make many of the representations and warranties about the quality of the Albuquerque System's tangible assets, the quantity of the Albuquerque System's subscribers or the validity of the Albuquerque System's intangible assets customarily found in cable television system transactions. The Venture likely would have been required to give such representations and warranties to an unaffiliated party if the Albuquerque System were being sold to an unaffiliated party. In addition, the Venture is not required to indemnify the purchaser for defects discovered by the purchaser after the closing. This frees the Venture from having to reserve a portion of the sale proceeds to cover typical indemnification obligations. The Venture also will pay no brokerage fee in connection with the sale of the Albuquerque System, which it likely would have paid if the Albuquerque System were being sold to an unaffiliated party. This will result in more funds from the sale being available for distribution to the Venture's three constituent partnerships and thus to their partners.

  The General Partner is aware and considered that although consummation of this transaction will result in a distribution to the Partnership's limited partners of approximately $759 per $1,000 of limited partnership capital invested in the Partnership, there are several potential negative consequences of the transaction to limited partners. For example, the proposed sale will require the limited partners to recognize, for federal income tax purposes, a gain resulting from the sale. And although the three fair market valuations established by the independent appraisals took into account the present value of the projected future growth of the Albuquerque System and the sales price (the average of the three appraisals) thus takes into account the present value of the projected future growth of the Albuquerque System, the proposed sale will deprive the limited partners of an opportunity to participate in the actual future growth of the Albuquerque System, if any. The General Partner nevertheless concluded that the cash distributions to the limited partners of the Partnership from the sale of the Albuquerque System outweighed these consequences.

  As disclosed above, the proposed transaction is subject to various potential conflicts of interest arising out of the Partnership's relationships with the General Partner. Because the General Partner and its affiliates are engaged in the ownership and operation of cable television systems, they are generally in the market to purchase cable television systems for their own account. A potential conflict thus arises from the General Partner's fiduciary duty as general partner of the Partnership and its management's fiduciary duty to the General Partner's shareholders when it determines that Partnership cable television systems will be sold to the General Partner or one of its affiliates and not to an unaffiliated third party. This potential conflict of interest was disclosed to limited partners in the prospectus delivered to investors at the time of the public offering of interests in the Partnership. Prior to the Partnership's public offering, the General Partner entered into negotiations with certain state securities administrators as part of the process of clearing the offering in the "merit" states, i.e., those states that permit the sale of securities only if the state securities administrator deems the offering as a whole to be fair, just and equitable. Several of the merit state securities administrators focused on the potential conflicts of interest in the event that the Partnership were to sell one or more of its cable television systems to the General Partner or one of its affiliates. The General Partner agreed to include the provision in the Partnership Agreement that permits the Partnership to sell its cable television systems directly to the General Partner or one of its affiliates only after a three-year holding period and only if the General Partner or such affiliate pays a purchase price that is not less than the average of three separate independent appraisals of the particular cable television system being sold. The General Partner has concluded that the mechanisms for determining the purchase price to be paid to the Partnership provide sufficient procedural safeguards to minimize the effects of the potential conflicts of interest inherent in any such transaction. The fact that these procedures have been carried out in connection with the Venture's proposed sale of the Albuquerque System, together with the fact that the transaction also is conditioned upon receipt of the approval of the holders of a majority of the limited partnership interests in the three partnerships that comprise the Venture, enable the General Partner to conclude that the proposed transaction is both procedurally and financially fair to all partners.

  The directors of the General Partner who are not employees of the General Partner did not vote separately to approve the transaction, nor did the outside directors retain an unaffiliated representative to act solely on behalf of the limited partners for the purposes of negotiating the terms of the proposed sale of the Albuquerque System and/or preparing a report concerning the fairness of the proposed sale. While the directors of the General Partner who approved the sale recognized that the interests of the General Partner and the limited partners may not in all respects necessarily be the same, they recognized also that the purchase price was determined in accordance with the terms of the Partnership Agreement, that is, by averaging three separate independent appraisals of the Albuquerque System's fair market value. The members of the Board of Directors who approved the sale relied on the specific right of the General Partner under Section 2.3(b)(iv)(b) of the Partnership Agreement to purchase the Albuquerque System. The members of the Board of Directors who approved the sale reviewed and considered the appraisals and, based upon their general knowledge of cable television system transactions undertaken by the General Partner and its affiliates and by unaffiliated cable television companies, concluded that the values for the Albuquerque System determined by the appraisers were fair and were within the industry norms for comparable transactions. All 13 directors of the General Partner participated in the August 5, 1997 meeting to discuss and vote on the Partnership's sale of the Albuquerque System to the General Partner. Each of Messrs. Glenn R. Jones, James B. O'Brien, James J. Krejci, William E. Frenzel, Donald L. Jacobs, Howard O. Thrall, Robert E. Cole, Raphael M. Solot, Sanford Zisman and Robert
B. Zoellick voted to approve the transaction. Messrs. Derek H. Burney and Siim
A. Vanaselja abstained on the vote and Mr. Robert Kearney voted against the transaction. To the best of the General Partner's knowledge and belief, the abstentions and negative vote were based on the fact that these three directors wanted more time to analyze the General Partner's acquisition of the Albuquerque System as it pertained to the General Partner's overall acquisition strategy in light of the General Partner's finite capital resources for acquisitions of cable systems. No director of the General Partner raised any questions or expressed any reservations about the fairness of the transaction to the Venture, to its three constituent partnerships or to the limited partners of the Partnership.

  It is anticipated that if the proposed transaction is not consummated, the General Partner's current management team will continue to manage the Albuquerque System on behalf of the Venture until such time as the Albuquerque System could be sold. No other alternatives have been or are being considered.

THE APPRAISALS

  At regular intervals during the holding period, the General Partner obtained appraisals of all of the Venture's cable television systems so that the General Partner could fulfill its obligation of reporting the Partnership's asset values to trustees and custodians of qualified plans that own limited partner interests in the Partnership. These appraised values also have been reported to all investors in the quarterly and annual reports mailed to limited partners with copies of the Partnership's periodic reports on Forms 10-Q and 10-K. The most recent appraisal of the Albuquerque System done prior to the General Partner's decision to buy the system from the Venture was done as of July 31, 1996 by The Strategis Group, Inc., which valued the Albuquerque System as of such date at $232, 071,000. This old appraisal was not used by the General Partner's management in determining the sales price that the General Partner would offer for the Albuquerque System and it was not considered by the General Partner's Board of Directors in making its fairness determinations.

  In determining the price that the General Partner would offer for the Albuquerque System, in the spring of 1997 the General Partner retained The Strategis Group, Inc., Kagan Media Appraisals Inc. and Bond & Pecaro, Inc. to prepare separate appraisals of the fair market value of the Albuquerque System as of April 30, 1997. Each of the appraisers were asked to determine the cash price a willing buyer would give a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts, in an arm's-length transaction to acquire the Albuquerque System. Upon receipt of the appraisal prepared by Kagan Media Appraisals, Inc., which appraised the Albuquerque System at only $206,600,000, management of the General Partner reviewed it and, based upon management's experience in and knowledge of the cable television industry and its conclusions as compared to the other two appraisals, management deemed this appraisal to be too low and rejected it. The General Partner then retained a fourth appraisal firm, Western Cablesystems, Inc., to prepare an appraisal of the fair market value of the Albuquerque System as of April 30, 1997. Upon receipt of the appraisals prepared by The Strategis Group, Inc., Bond & Pecaro, Inc. and Western Cablesystems, Inc., management of the General Partner examined each of them and discussed among themselves the merits of the appraisals' assumptions, methodologies and conclusions, and, based on their experience in and knowledge of the cable television industry, they found each of them to be fair and reasonable. The appraisal reports prepared by The Strategis Group, Inc., Bond & Pecaro, Inc. and Western Cablesystems, Inc. were then submitted to the Board of Directors of the General Partner for review. As disclosed above, a majority of the Board of Directors of the General Partner approved the transaction based upon a price determined by averaging these three appraisals.

  The written appraisal reports of The Strategis Group, Inc., Bond & Pecaro, Inc. and Western Cablesystems, Inc. are available for inspection and copying at the offices of the General Partner during regular business hours by any interested limited partner of the Partnership or by his or her authorized representative. Copies of such appraisals will be mailed by the General Partner to any interested limited partner or to his or her authorized representative upon written request to the General Partner at the expense of the requesting limited partner. Copies of these three appraisals also have been publicly filed with the Securities and Exchange Commission and may be inspected at the Commission's public reference facilities and at its World Wide Web site.

  The General Partner provided each of the appraisers with the same current and historical profit and loss statements for the Albuquerque System and with the same current subscriber reports. The appraisers also gathered information about the Albuquerque System's subscribers, channel line-up, technology, cable plant, penetration rates and the local economy from questionnaires that each individual appraisal firm prepared and provided to the general manager of the Albuquerque System and from conversations with the Albuquerque System's management team. From this information, the appraisers used their independent analyses to project cash flow, determine growth of homes passed, the Albuquerque System's future penetration and possible rate adjustments. The appraisals thus reflect the application of the appraisers' expertise to the data about the Albuquerque System supplied by the General Partner.

  The General Partner's $222,963,267 offer for the Albuquerque System was based on the three separate, independent appraisals of the Albuquerque System prepared by The Strategis Group, Inc., Bond & Pecaro, Inc. and Western Cablesystems, Inc. as of April 30, 1997. The Strategis Group, Inc. concluded that the Albuquerque System's overall fair market value as of April 30, 1997 was $233,440,000. Bond & Pecaro, Inc. concluded that the Albuquerque System's overall fair market value as of April 30, 1997 was $221,349,800. Western Cablesystems, Inc. concluded that the Albuquerque System's overall fair market value as of April 30, 1997 was $214,100,000.

  In the General Partner's view, the assumptions regarding system operations and the cable television system marketplace underlying the three appraisals have generally remained unchanged since the date of the appraisals.

 The Strategis Appraisal

  The Strategis Group, Inc. ("Strategis") has served the communications industry for nearly 30 years. Its team of financial, engineering and managerial professionals devotes a substantial portion of its time to the appraisal of cable television systems, cellular telephone systems, paging systems, mobile radio and broadcast stations. Strategis was selected by the General Partner to render an opinion as to the fair market value of the Albuquerque System in light of such overall qualifications. No limitations were imposed with respect to the appraisal to be rendered by Strategis. The firm was selected by the General Partner to prepare an independent appraisal of the Albuquerque System because of the General Partner's familiarity with the firm and its good reputation in the cable television industry. Strategis has prepared independent appraisals of other cable television systems owned and/or managed by the General Partner. The principals of Strategis are not affiliated in any way with the General Partner.

  Strategis used five generally accepted cable television valuation methods using the income approach to valuation in establishing the range of fair market values of the Albuquerque System as a going concern. The first method used a multiple of the past year's operating income derived from comparable asset values of privately held and publicly traded cable companies. (The appraisal report did not disclose and the General Partner did not inquire as to the identities of the companies Strategis used in determining the multiple.) The second method used a lower multiple of the Albuquerque System's annualized current month's operating income. The third method applied a slightly lower multiple of next year's projected operating income. The fourth method was a discounted net cash flow analysis in which a purchase price (estimated fair market value) was calculated to achieve a target after-tax return on equity, given particular operating and financing assumptions unique to the Albuquerque System's assets. The fifth method was a discounted cash flow analysis that measured the net present value of the pre-tax operating cash flows (less capital expenditures, plus the residual value of the Albuquerque System) that represent the return on total investment. For each valuation method, Strategis established a "high" and a "low" estimated fair market value. The General Partner did not inquire as to the specific details of how each high and low estimated fair market value for each valuation methodology was determined because, given Strategis' expertise, the General Partner concluded that it could rely upon Strategis' analyses and judgment. It is the General Partner's belief that the specific details of the assumptions underlying the Strategis appraisal are not material to a voting decision of the limited partners.

  The first valuation method used a multiple of the past year's operating income of the Albuquerque System derived from comparable asset values of privately held and publicly traded cable companies. Strategis determined, based upon its expertise and knowledge of the cable television industry, a "low" multiple of 10.5 and a "high" multiple of 11.5, concluding that a system comparable to the Albuquerque System would be unlikely to sell for less than
10.5 times its past year's operating income and would be unlikely to sell for more than 11.5 times its past year's operating income. While the appraisal report does not disclose the assumptions of the appraiser in determining these multiples, the General Partner has no reason to believe that they are not reasonable. This method resulted in an estimated fair market value ranging from a low of $222,661,506 to a high of $243,867,363 for the Albuquerque System.

  The second valuation method used a lower multiple of the Albuquerque System's annualized current month's operating income. Strategis determined, again based on its expertise and knowledge of the cable television industry, a "low" multiple of 10 and a "high" multiple of 11, concluding that a system comparable to the Albuquerque System would be unlikely to sell for less than 10 times the dollar amount of its annualized current month's operating income and would be unlikely to sell for more than 11 times the dollar amount of its annualized current month's operating income. These multiples are slightly lower than those used in the previous methodology because of the increased risk and time factors involved in using current as compared to historical information. While the appraisal report does not disclose the assumptions of the appraiser in determining these multiples, the General Partner has no reason to believe that they are not reasonable. This method resulted in an estimated fair market value ranging from a low of $226,577,517 to a high of $249,235,269 for the Albuquerque System.

  The third valuation method applied a slightly lower multiple of next year's operating income of the Albuquerque System. For this valuation, Strategis first estimated, through its own analyses of current financial and operating data provided by the General Partner, next year's operating income for the Albuquerque System and then, based on its expertise and knowledge of the cable television industry, set a "low" multiple of 9.5 and a "high" multiple of 10.5 concluding that a system comparable to the Albuquerque System would be unlikely to sell for less than 9.5 times the system's projected operating income for the following year and would be unlikely to sell for more than 10.5 times the system's projected operating income for the following year. These multiples are slightly lower than those used in the previous methodologies because of the increased risk and time factors involved in using projected as compared to historical and current information. While the appraisal report does not disclose the assumptions of the appraiser in determining these multiples, the General Partner has no reason to believe that they are not reasonable. This method resulted in an estimated fair market value ranging from a low of $229,407,846 to a high of $253,556,040 for the Albuquerque System.

  The fourth valuation method was a discounted net cash flow analysis in which a purchase price (estimated fair market value) was calculated to achieve a target after-tax return on equity given particular operating and financing assumptions specific to the Albuquerque System. This method involved the use of projected operations for the Albuquerque System and a pre-determined target return on equity for a hypothetical buyer. Based on the firm's use of typical debt-to-equity ratios and debt services, it tested various purchase prices, i.e., potential fair market values, to determine a value that yielded the desired return on equity. Based on system information made available to Strategis by the General Partner and on information generally available to Strategis about the cable television industry, the firm made assumptions and projections of a variety of factors that will affect future cash flow including housing growth, plant mileage, growth in the number of subscribers for basic and pay television, adjustments in subscriber rates, increases in operating expenses and capital expenditures. Strategis also made specific assumptions concerning the capital structure that a typical, prudent buyer might experience, as well as the probable interest rates that would be applicable in connection with any debt financing that might be incurred. Strategis did a "high" and a "low" analysis. In its "high" analysis, Strategis projected that the Albuquerque System's revenues would grow from $55,071,766 in 1998 to $98,776,702 in 2004; that the Albuquerque System's operating expenses would grow from $30,923,572 in 1998 to $51,702,980 in 2004; and that net loss would decrease from $(9,639,099) in 1998 to $(553,008) in 2004. In Strategis' "low" analysis, revenues and operating expenses are projected to increase to the same levels by 2004, but net loss of $(8,959,488) in 1998 is projected to become net income of $587,701 in 2004. Strategis projected that the Albuquerque System would add approximately 97 miles of cable plant per year between 1998 and 2004, resulting in growth of the Albuquerque System's cable plant from 2,639 miles in 1997 to 3,313 miles in 2004. Strategis projected that the number of homes passed by the Albuquerque System would grow from 233,798 in 1997 to 273,601 in 2004. Strategis projected that basic subscribers would grow from 112,613 in 1997 to 155,041 in 2004. Strategis projected penetration of the Albuquerque System increasing from 48.7 percent in 1998 to 56.7 percent in 2004. Strategis projected that premium television subscriptions would grow from 60,912 in 1997 to 84,636 in 2004. Strategis estimated that the Albuquerque System would take moderate rate increases between 1998 and 2004, with, for example, a 1 percent increase in basic rates in 1998, a 5 percent increase in basic rates in 1999 and 3 percent increases in basic rates each year thereafter, and a 2 percent increase in expanded basic rates in 1998, a 6 percent increase in such rates in 1999, a 3 percent increase in such rates in 2000, a 10 percent increase in such rates in 2001, a 9 percent increase in such rates in 2002 and a 3 percent increase in such rates each year thereafter. Strategis estimated that rate increases for pay television subscriptions would average 1 percent per year. Strategis estimated that rate increases for pay-per-view showings, converter rentals and installations would average 3 percent per year. These projections, if true, would result in an increase in basic rates from $10.03 in 1998 to $12.16 in 2004, and an increase in the rates for the expanded basic tier from $15.39 in 1998 to $21.27 in 2004. The "low" value was determined using a 14 percent return on equity and the "high" value was determined using a 12 percent return on equity. This method resulted in an estimated fair market value ranging from a low of $220,489,882 to a high of $240,054,504 for the Albuquerque System.

  The fifth valuation method was a discounted cash flow analysis that measured the net present value of the pre-tax operating cash flows (less capital expenditures, plus the residual value of the Albuquerque System) that represent the return on the total investment rather than those that could result from an assumed "purchase" with a pre-determined debt to equity ratio. The same set of financial projections that the firm prepared and used in the fourth valuation methodology were used for growth in subscribers, revenues, operating expenses and capital expenditures. The projected pre-tax operating cash flows for the Albuquerque System, plus the last-year residual value of the Albuquerque System less capital expenditures, were discounted to the present time at an acceptable current cost of money. This method indicated the present value of the future pre-tax operating cash flows, using an acceptable discounted factor based on the weighted average cost of money. The "high" value was determined using a 15.1 percent target return on investment and the "low" value was determined using a 16.6 percent target return on investment. This method resulted in an estimated fair market value ranging from a low of $219,992,327 to a high of $238,088,179 for the Albuquerque System.

  Strategis' valuation methodologies resulted in differing values for the Albuquerque System. The reason for this is grounded in the basic approach that the firm takes. The five different methods allow five different views of a system's value. The first method looks at past performance, but allows nothing for future performance. The second method looks at the system as it is as of the date of the appraisal. The third method looks at the system's projected operating income in the first year following the proposed sale. Both discounted cash flow methods fully consider the future value of the system by recognizing projected operating income and expenses, including capital expenditures. Based upon all of the available information about a system being appraised, the appraiser decides how to weight each of the five methods. The final estimated fair market value is not a straight average of all of the methods. Although the weighting is not shown in the appraisal report, Strategis generally prefers the discounted cash flow methods since they consider a broader range of factors that represent all sources of value, present and future. Strategis accordingly generally gives greater consideration to the discounted cash flow methods in its final judgment concerning the fair market value of a cable television system. Strategis' conclusions as to the range of values were based upon information and data supplied by the General Partner, Strategis' onsite inspection of the Albuquerque System in April 1997, interviews with the Albuquerque System's onsite management team and general cable television industry information. The fair market value appraisal of $233,440,000 reached by Strategis was based on the various valuations generated by it, and Strategis' general knowledge and expertise in the cable television industry.

  As compensation for rendering an opinion as to the fair market value of the Albuquerque System, the General Partner paid Strategis a fee of $7,500. Such fee was not contingent upon the conclusion reached by Strategis in its opinion. As compensation for rendering opinions as to the fair market value of other cable television systems owned and/or managed by the General Partner and its affiliates, and completing the analysis of the allocations of purchase prices between tangible and intangible assets for various cable television systems owned and/or managed by the General Partner and its affiliates, Strategis has received fees and expense reimbursements totaling $241,470 during the two years prior to the date hereof.

 The Bond & Pecaro Appraisal

  Bond & Pecaro, Inc. ("Bond & Pecaro") is a consulting firm specializing in valuations, asset appraisals and related financial services for the communications industry. The firm has appraised assets of more than 1,500 media properties. Bond & Pecaro was selected by the General Partner to render an opinion as to the fair market value of the Albuquerque System in light of such overall qualifications. No limitations were imposed with respect to the appraisal to be rendered by Bond & Pecaro. The firm was selected by the General Partner to prepare an independent appraisal of the Albuquerque System because of the firm's reputation in the industry. Bond & Pecaro has prepared independent appraisals of other cable television systems owned and/or managed by the General Partner. Bond & Pecaro also is serving as the General Partner's expert witness aiding the General Partner in its defense of the litigation filed by limited partners of the Partnership challenging the terms of the Venture's sale of the Tampa System to a subsidiary of the General Partner. See "Special Factors, Legal Proceedings." The principals of Bond & Pecaro are not affiliated in any way with the General Partner.

  Bond & Pecaro used both the income and the market methodologies to determine the fair market value of the Albuquerque System as of April 30, 1997. The firm developed a discounted cash flow analysis to determine the value of the Albuquerque System based upon its economic potential. The results of this analysis indicated that the value of the Albuquerque System as of April 30, 1997 was $221,349,800. In order to verify the results of the discounted cash flow analysis, Bond & Pecaro also utilized a comparable sales approach, relying upon an analysis of subscriber multiples. The results of this analysis supported the firm's conclusions about valuation resulting from application of the income approach.

  Bond and Pecaro reported that the initial parameter upon which its discounted cash flow projection is based is homes passed. Two factors affect the number of homes passed: new plant construction and household growth. In preparing its projection, Bond & Pecaro assumed that the number of households in the Albuquerque System's franchise area will increase at a rate equivalent to the average growth projected for the areas served by the system as a whole, or approximately 1.9 percent per year. Bond & Pecaro concluded that the basic penetration rate would grow substantially over the 10-year projected period from the current 49.2 percent to approximately 71.6 percent by 2007. The firm projected that pay penetration of the Albuquerque System will increase from a level of 54.1 percent in April 1997 to approximately 64.0 percent by 2007. Bond & Pecaro concluded that due to regulatory and competitive restrictions, service rates for basic and expanded basic services are expected to grow with inflation while premium channel service rates are expected to remain relatively flat throughout the 10-year projected period. Bond & Pecaro estimated that pay-per-view service revenue will increase at a 12.5 percent annual rate through 2007, that commercial advertising will increase at a 12.5 percent annual rate through 2007 and that annual installation revenue would grow at a compound annual rate of 2.5 percent during the projection period. The firm concluded that equipment rental revenues as well as other revenues also should increase by 10 percent annually through 2007. Bond & Pecaro concluded that total system revenues would increase from $55,000,000 in 1997 to $127,100,000 in 2007. For purposes of its appraisal, Bond & Pecaro assumed that the Albuquerque System would maintain an operating profit margin of 42.3 percent, which was the system's operating profit margin in 1996. Bond & Pecaro used an estimated tax rate of 38.1 percent to project the taxable income of the Albuquerque System because the estimated rate reflects the combined federal, state and local tax rates in effect on April 30, 1997. Capital expenditures were projected at approximately $13,400,000 annually during the ten-year period.

  Bond & Pecaro then determined the net after-tax cash flow for the Albuquerque System. After taxes were subtracted from the system's taxable income, non-cash depreciation and amortization expense was added back to net income to yield after-tax cash flow. From the after-tax cash flow, the provision for subsequent capital expenditures was deducted to calculate the net after-tax cash flows. Bond & Pecaro used a discount rate of 12 percent to calculate the present value of the net after-tax cash flows. In order to account for the risks associated with investments in the cable television industry and in the Albuquerque System in particular, Bond & Pecaro added a premium to a base discount rate to develop the 12 percent rate employed in its analysis. Bond & Pecaro then applied a multiplier of 10 to the Albuquerque System's 2007 operating cash flow. Bond & Pecaro's appraisal noted that multiples used in the valuation of cable television systems of a type similar to the Albuquerque System range from 8 to 12 times operating cash flow, depending on market conditions and a system's profit potential. Bond & Pecaro noted also that exceptional circumstances will warrant multiples outside of this range. The appraisal report indicated that the selected multiple of 10 was used to estimate the value of the system at the end of the investment period. According to Bond & Pecaro, this multiple reflects the state of the market for cable television systems as of April 30, 1997, tempered by the economic conditions of the system's franchise service area, the necessity for a system rebuild, the uncertainty introduced by re-regulation of the cable television industry and the prospects for increased competition from wireless cable companies and direct broadcast satellite operators. The 10-year discounted cash flow projection of Bond & Pecaro yielded a value of $221,349,800 for the Albuquerque System.

  In order to correlate this statistical valuation with the realities of the marketplace, Bond & Pecaro analyzed the sale of six comparable cable television systems that took place between September 1996 and February 1997. The sales examined by Bond & Pecaro were selected based upon their comparability to the Albuquerque System. The six cable television system transactions examined by Bond & Pecaro were: (i) the transaction between one of the General Partner's managed partnerships and an unaffiliated third party relating to the proposed sale of the Roseville, California cable television system for a sales price of $31,000,000 or a price per subscriber of $1,938,
(ii) the transaction between one of the General Partner's managed partnerships and an unaffiliated third party relating to the sale of the Rosenburg, Texas cable television system for a sales price of $5,500,000 or a price per subscriber of $1,896, (iii) the sale of the Palo Alto, California cable television system by one unaffiliated cable television system operator to another for a sales price of $54,100,000 or a price per subscriber of $2,042,
(iv) the sale of the Jonesburo, Arkansas cable television system by one unaffiliated cable television system operator to another for a sales price of $41,000,000 or a price per subscriber of $2,000, (v) the sale of the Independence, Missouri cable television system by one of the General Partner's managed partnerships to a subsidiary of the General Partner for a sales price of $171,200,000 or a price per subscriber of $2,004, and (vi) the sale of the Hickory, North Carolina cable television system by one unaffiliated cable system operator to another for a sales price of $68,100,000 or $1,946 per subscriber. With this analysis, Bond & Pecaro concluded that the average price per subscriber paid for the six comparable cable television systems sales was approximately $1,971. Bond & Pecaro concluded that the Albuquerque System's overall fair market value was $221,349,800. This $221,349,800 value reflects a subscriber multiple of approximately $1,966 per subscriber, which is consistent with prevailing subscriber multiples of comparable sales.

  A representative of Bond & Pecaro visited the offices and technical facilities of the Albuquerque System in May 1997 as part of its preparation of the appraisal report. The firm's representative consulted with system management regarding market factors and system-specific issues that impacted the value of the system's tangible and intangible assets. Specific data provided by the system and the General Partner included historical audited financial statements for fiscal years 1994 through 1996, 1997 year to date unaudited financial statements, operating statistical summaries, system technical data, market demographic data and related materials. Other sources consulted in the preparation of the appraisal included industry factbooks, government publications and similar reference materials. Bond & Pecaro also relied upon information furnished by the Albuquerque System's management relating to the age, condition and adequacy of the system's physical plant.

  As compensation for rendering an opinion as to the fair market value of the Albuquerque System, the General Partner paid Bond & Pecaro a fee of $11,789. Such fee was not contingent upon the conclusions reached by Bond & Pecaro in its opinion. As compensation for rendering opinions as to the fair market value of other cable television systems owned and/or managed by the General Partner and its affiliates, Bond & Pecaro has received fees totaling $17,122 during the two years prior to the date hereof.

The Western Cablesystems Appraisal

  R. Michael Kruger, the owner and president of Western Cablesystems, Inc. ("Western Cablesystems"), has since 1979 appraised hundreds of cable television systems for a variety of clients including major multiple system cable operators, independent operators and clients outside the cable television industry, according to information provided by Western Cablesystems. In addition to appraising cable television systems, Western Cablesystems presently operates several small cable television systems and it is currently active in the cable television system acquisition marketplace. Western Cablesystems was selected by the General Partner to render an opinion as to the fair market value of the Albuquerque System in light of such overall qualifications. No limitations were imposed with respect to the appraisal to be rendered by Western Cablesystems. The firm was selected by the General Partner to prepare an independent appraisal of the Albuquerque System because of the General Partner's familiarity with the firm and Western Cablesystems' knowledge of the cable television industry. Western Cablesystems has prepared independent appraisals of other cable television systems owned and/or managed by the General Partner. Western Cablesystems has informed the General Partner that it owns 500 shares of the General Partner's common stock purchased approximately 15 years ago. The General Partner believes that Western Cablesystems' equity holdings in the General Partner are not material and do not compromise Western Cablesystems' status as an independent appraiser of the Albuquerque System's value. The principals of Western Cablesystems are not affiliated in any way with the General Partner.

  Western Cablesystems used two appraisal methodologies in determining the fair market value of the Albuquerque System. Western Cablesystems first examined the market value of the Albuquerque System as determined by comparable transactions in the cable television system marketplace. Western Cablesystems' appraisal report states that transaction values are typically reported on the basis of either a value-per-subscriber or an operating income multiple. Western Cablesystems considered both but placed more reliance in its determination of the fair market value of the Albuquerque System on the operating income multiples of comparable sales. Western Cablesystems also used what it termed the "income" approach to value the Albuquerque System. This methodology involved the determination of the discounted present value of free cash flow generated over ten years, plus an allowance for the terminal value of the Albuquerque System after ten years.

  Western Cablesystems looked at the Albuquerque System's future growth in the number of homes passed and the number of subscribers (determining that the Albuquerque System will have average growth rates in the long run), the system's demographics (determining that the system's demographics are somewhat below average due to the system's relatively fewer higher-income residents), the competitive situation (determining that the Albuquerque System may face slightly more than normal competition, particularly from DBS, given that the off-air reception in the Albuquerque area is good and the system's channel lineup is somewhat weak), the system's channel capacity and quality (concluding that the Albuquerque System is below average in capacity and quality and that there will be a need for a rebuild and upgrade of the system prior to franchise renewal negotiations), the system's general operations (concluding that the system is normal with respect to matters such as staff and franchise issues), the system's potential for new revenues (concluding that the Albuquerque System has average potential for new revenue sources) and the system's marketability (concluding that although the system is of an attractive size it is relatively isolated and would therefore have average marketability compared to systems of similar size). Western Cablesystems concluded that overall the Albuquerque System would be at or slightly below market norms compared to comparably sized systems. The appraisal report does not specifically disclose how the Albuquerque System's future growth prospects, demographics, competitive situation, marketability and channel capacity and quality were determined to be average, above average or below average. The General Partner did not inquire about how Western Cablesystems made its determinations because the General Partner concluded that, given Western Cablesystems' expertise, it could rely upon Western Cablesystems' analyses and judgment in making such determinations.

  Western Cablesystems then examined several reasonably similar transactions involving the sale of cable television systems. These transactions involved the sales of cable television systems at cash flow multiples ranging from a low of 9 times cash flow to a high of 10 times cash flow. These transactions had value-per-subscriber rates ranging from a low of $1,471 to a high of $2,108. Western Cablesystems examined the sale of the 290,000 subscriber Minneapolis, Minnesota cable television system by one unaffiliated cable television system operator to another for a price equal to $2,069 per subscriber and a 10 times cash flow multiple. Western Cablesystems noted that the Minneapolis system has a 51 percent penetration but is in a better market than the Albuquerque System with more growth potential. Western Cablesystems then examined the sale of a cable television system in the Buffalo, New York and Erie, Pennsylvania area. This 166,000 subscriber system with a 60 percent penetration was sold for a price equal to $2,108 per subscriber and a 10 times cash flow multiple. Western Cablesystems also looked at the sale of the 53,000 subscriber Bangor, Maine cable system, which has a 62 percent penetration, for a 9 times operating income multiple and a price equal to $1,471 per subscriber. Western Cablesystems also examined the trade of the Myrtle Beach and Hampton, Virginia cable television systems, each of which serve approximately 45,000 subscribers, and were traded by unaffiliated cable television system operators. These systems were valued at 9.5 times cash flow and at a price equal to $1,600 per subscriber. Western Cablesystems also looked at the Hickory, North Carolina system, which was sold by one unaffiliated cable television system operator to another for 9.7 times cash flow and at a price equal to $1,946 per subscriber. Western Cablesystems also examined a sale transaction in Michigan between two unrelated parties involving a cable system serving approximately 40,000 customers, which sold for a sales price equivalent to $1,875 per subscriber. Given all of this data, Western Cablesystems concluded that the Albuquerque System should command an average multiple of 10 times cash flow which would give the system a value of $222,360,000. At this price, the value per subscriber for the Albuquerque System would be $1,909, within the range of reported comparable transaction prices.

  For purposes of its income approach analysis, Western Cablesystems projected the Albuquerque System's ten year free cash flow by making its own assumptions about growth in basic and pay revenues, other revenue items, salaries, labor costs, taxes and other expenses including programming costs, pole rent, office costs, marketing costs and advertising sales costs. The annual free cash flow was then discounted using an average cost of capital which Western Cablesystems determined was 12.7 percent. Western Cablesystems then added a discounted terminal value which was calculated at 6 times the tenth year's cash flow. Using this income approach, Western Cablesystems estimated the potential value of the Albuquerque System at $205,791,000.

  The range of values as calculated by the two different approaches taken by Western Cablesystems is $205,791,000 to $222,360,000. The values are reasonably consistent and Western Cablesystems placed reliance on each valuation. Western Cablesystems concluded that the discounted cash flow approach may better reflect the growth prospects for the Albuquerque System which, in Western Cablesystems' opinion, are somewhat below some of the comparable transactions examined. Western Cablesystems noted that the discounted cash flow analysis also explicitly considers the rebuild costs, which it deemed to be an important factor in valuation. Western Cablesystems concluded that a midpoint of the two valuations was appropriate and thus concluded that the appraised value of the Albuquerque System at April 30, 1997 was $214,100,000. Western Cablesystems' appraisal is based on system financial and operating data provided to Western Cablesystems by the General Partner. The appraiser also visited the Albuquerque System in June 1997 for the purpose of inspecting the general market and system data.

  As compensation for rendering an opinion as to the fair market value of the Albuquerque System, the General Partner paid Western Cablesystems a fee of $7,500. Such fee was not contingent upon the conclusion reached by Western Cablesystems in its opinion. As compensation for rendering opinions as to the fair market value of other cable television systems owned and/or managed by the General Partner and its affiliates and for other services provided, Western Cablesystems has received fees and expense reimbursements totaling $65,724 during the two years prior to the date hereof.

COSTS OF THE TRANSACTION

  The following is a reasonably itemized estimate of all expenses incurred or to be incurred in connection with the proposed sale of the Albuquerque System, all of which will be paid by the General Partner, including without limitation the cost of soliciting the votes of the holders of limited partnership interests:

        Filing fees                      $33,890
        Legal fees                       $10,000
        Accounting fees                  $10,000
        Appraisal fees                   $26,789
        Printing costs                   $30,000
        Postage and miscellaneous costs  $ 5,000

                            PROPOSED SALE OF ASSETS

THE PURCHASE AND SALE AGREEMENT

  Pursuant to the terms and conditions of a purchase and sale agreement dated as of July 28, 1997 (the "Purchase and Sale Agreement") by and between the Venture as seller and the General Partner as purchaser, the Venture agreed to sell the Albuquerque System to the General Partner or to a subsidiary of the General Partner. The General Partner has assigned its rights and obligations as purchaser to Jones Communications of New Mexico, Inc., an indirect wholly owned subsidiary. The purchaser intends to finance the acquisition of the Albuquerque System using cash on hand and borrowings available under credit facilities dated as of October 29, 1996 among Jones Cable Holdings II, Inc., as the borrower, and several lenders, including The Bank of Nova Scotia, NationsBank of Texas, N.A. and Societe Generale as the managing agents. The maximum amount available under the credit facilities is $600 million. One $300 million facility reduces quarterly beginning March 31, 2000 through the final maturity date and the lenders' commitment under the other $300 million facility terminates on October 27, 1998. Interest on amounts outstanding under the credit facilities varies from the "base rate," which generally approximates the prime rate, to the base rate plus 1/4 percent or LIBOR plus 1/2 percent to 1 1/4 percent depending on certain financial covenants. The effective interest rate on the $134,000,000 outstanding at September 30, 1997 was 6.19 percent. The credit facilities are secured by a pledge of the stock of all of the subsidiaries of the borrower. Jones Communications of New Mexico, Inc. is a wholly owned subsidiary of Jones Cable Holdings II, Inc., which in turn is a wholly owned subsidiary of the General Partner.

  Based upon amounts estimated as of September 30, 1997, the aggregate cost of the acquisition of the Albuquerque System to the purchaser, including working capital adjustments, will be approximately $225,431,599. Amounts borrowed by the purchaser to acquire the Albuquerque System will be repaid from cash generated by the operations of the Albuquerque System and other systems owned by Jones Cable Holdings II, Inc. and from other sources of funds, including possible future refinancings.

  The closing of the sale will occur on a date upon which the Venture and the purchaser mutually agree. It is anticipated that the closing will occur within a few weeks after receipt of the approval of the sale by the limited partners of the Venture's three constituent partnerships. Because the closing is conditioned upon, among other things, the approval of the limited partners of the Venture's three constituent partnerships and the consent of governmental franchising authorities and other third parties, there can be no assurance that the proposed sale will occur. If all conditions precedent to the purchaser's obligation to close are not eventually satisfied or waived, the purchaser's obligation to purchase the Albuquerque System will terminate.

THE ALBUQUERQUE SYSTEM

  The assets to be acquired consist primarily of the real and personal, tangible and intangible assets of the Venture's Albuquerque System. The purchaser will purchase all of the tangible assets of the Albuquerque System, including, among other things, the headend equipment, underground and aboveground cable distribution systems, towers, earth satellite receive stations, and furniture and fixtures of the Albuquerque System. The purchaser also will acquire certain of the intangible assets of the Albuquerque System, including, among other things, all of the franchises, leases, agreements, permits, licenses and other contracts and contract rights of the Albuquerque System. Also included in the sale are any parcels of real estate owned by the Albuquerque System, the subscriber accounts receivable of the Albuquerque System and all of the Albuquerque System's engineering records, files, schematics, maps, reports, promotional graphics, marketing materials and reports filed with federal, state and local regulatory agencies. Certain of the Albuquerque System's assets will be retained by the Venture, including cash or cash equivalents on hand and in banks, certain insurance policies and rights and claims thereunder, and any federal or state income tax refunds to which the Venture may be entitled.

SALES PRICE

  Subject to the customary working capital closing adjustments described below, the sales price for the Albuquerque System is $222,963,267. The sales price will be reduced by any accounts payable and accrued expenses and vehicle lease obligations existing on the closing date. The sales price will be increased by any accounts receivable existing on the closing date. The sales price for the Albuquerque System also will be adjusted as of the closing date with respect to all items of income and expense associated with the operation of the Albuquerque System. This adjustment will reflect, in accordance with generally accepted accounting principles, that all expenses and income attributable to the period on or after the closing date are for the account of the purchaser and those prior to the closing date are for the account of the seller. While these adjustments may have the effect of increasing or decreasing the sales price, any adjustment is not expected to be material. Please see Note 5 of the Notes to Unaudited Pro Forma Consolidated Financial Statements for a detailed accounting of the estimated closing adjustments.

CONDITIONS TO CLOSING

  The purchaser's obligations under the Purchase and Sale Agreement are subject to the following conditions: (a) the Venture shall have obtained all material consents and approvals from governmental authorities and third parties with whom the Venture has contracted that are necessary for the transfer of the Albuquerque System, (b) all representations and warranties of the Venture shall be true and correct in all material respects as of the closing date and (c) termination or expiration of the statutory waiting period applicable to the Purchase and Sale Agreement and the transactions contemplated thereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). All waiting periods under the HSR Act have expired, thereby removing this as a condition to closing. The Venture still must obtain the consent of the City of Albuquerque and other franchising authorities to the transfer of the Albuquerque System's cable franchises. The Venture and the General Partner have filed all documents required to obtain the consents of the City of Albuquerque and other franchising authorities to the transfer of the Albuquerque System's cable franchises. It is anticipated that the Venture will not experience any significant difficulty in obtaining the necessary consents and approvals to the currently proposed sale. If, however, the Venture fails to obtain certain non-material consents and approvals of third parties with whom the Albuquerque System has contracted, the purchaser likely will waive this condition to closing. In such circumstances, the purchaser would agree to indemnify the Venture for any liabilities incurred in connection with a closing without prior receipt of all necessary consents.

  The Venture's obligations under the Purchase and Sale Agreement are subject to the following conditions: (a) the receipt of the purchase price for the Albuquerque System, (b) the limited partners of the Partnership, Fund 12-B and Fund 12-C shall have approved the Venture's sale of the Albuquerque System and
(c) the statutory waiting periods applicable to the Purchase and Sale Agreement and the transactions contemplated thereby under the HSR Act shall have terminated or shall have expired.

                        FEDERAL INCOME TAX CONSEQUENCES

  The purpose of the following discussion of the income tax consequences of the proposed transaction is to inform the limited partners of the Partnership of the federal income tax consequences to the Partnership and to its partners arising from the sale of the Albuquerque System. The tax information included herein was prepared by the tax department of the General Partner. The tax information is taken from tax data compiled by the General Partner in its role as the Partnership's tax administrator and is not based upon the advice or formal opinion of counsel. The tax discussion that follows is merely intended to inform the limited partners of factual information and should not be considered tax advice.

  By the expected date of the Albuquerque System's sale, most of the limited partners will have received certain tax benefits from their investment in the Partnership. Assuming maximum federal income tax rates and no other sources of passive income, original limited partners of the Partnership will have received $14,952,357 in tax benefits from Partnership losses ($126 per $1,000 invested).

  The sale of the Albuquerque System will result in a gain for federal income tax purposes. The amount of this gain allocated to limited partners is approximately $58,031,535. The General Partner estimates that $42,236,200 ($356 per $1,000 invested) of this gain will be treated as ordinary income. This amount of ordinary income results from the recapture of depreciation on personal property under Section 1245. The ordinary income amount represents the netting of ordinary income from the sale of $115,124,267 ($970 per $1,000 invested) and limited partner loss carryforwards of $72,888,067 ($614 per $1,000 invested). The carryforward balance assumes that limited partners have not previously utilized partnership losses limited by the passive loss limitation. The limited partners that have utilized partnership losses will have results that vary accordingly. The General Partner estimates that the remainder of the gain, $15,795,335 ($133 per $1,000 invested), will be treated as long term capital gain under Section 1231.

  Assuming the 31 percent rate applies to ordinary income and the 20 percent rate applies to long term capital gain income, as a result of the sale of the Albuquerque System, a limited partner will be subject to federal income taxes of $137 per $1,000 invested in the Partnership. The taxable income will be recognized in the year of the closing of the sale, which is expected to be 1998.

  Limited partners that have acquired their partnership interests recently in the limited partnership secondary market will have allocable income from the sale of the Albuquerque System in the amounts reported herein without regard to the netting of passive loss carryforwards. Because the Partnership does not have an IRC Section 754 election in effect, the purchase of limited partnership interests in the Partnership places the new limited partner in the same position as the person from whom he purchased his limited partnership interests except for passive loss carryforwards and tax basis in the limited partnership interests. Newer investors in the limited partnership interests will not have the calculated passive loss carryforwards reported herein and will likely have a greater reportable net taxable income from the Albuquerque System's sale than investors who have held their limited partnership interests for a longer period of time. Also, recent investors will not have their net tax basis in the partnership interests reflected on their annual Schedule K-1s. Such limited partners must track their tax basis by adjusting their original costs by allocable income or loss and partnership distributions. Their adjusted tax basis will be pertinent in the year when they sell their limited partnership interests or when the Partnership is liquidated.

  Limited partners who are non-resident aliens or foreign corporations ("foreign persons") are subject to a withholding tax on their share of the Partnership's income from the sale of the Albuquerque System. The withholding rates are 39.6 percent for individual partners and 35 percent for corporate partners. The tax withheld will be remitted to the Internal Revenue Service and the foreign person will receive a credit on their U.S. tax return for the amount of the tax withheld by the Partnership. The tax withheld will be treated as a distribution to the limited partner.

                   CERTAIN INFORMATION ABOUT THE PARTNERSHIP
                            AND THE GENERAL PARTNER

  The General Partner acquires, develops and operates cable television systems for itself and for its managed limited partnerships. Based on the number of basic subscribers served by the General Partner's owned and managed cable television systems, the General Partner is one of the ten largest cable television system operators in the United States serving approximately 1.5 million basic subscribers. The principal executive offices of the Partnership and the General Partner are located at 9697 East Mineral Avenue, Englewood, Colorado 80112, and their telephone number is (303) 792-3111.

  The limited partnership interests of the Partnership are registered pursuant to Section 12(g) of the Exchange Act. As such, the Partnership currently is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Reports and other information filed by the Partnership can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a World Wide Web site that contains reports, proxy statements and information statements of registrants (including the Partnership) that file electronically with the Commission at http://www.sec.gov. The Partnership will continue in existence and will continue to be subject to the informational reporting requirements of the Exchange Act after the sale of the Albuquerque System. The Partnership's registration and reporting requirements under the Exchange Act will not be terminated until the dissolution of the Partnership after the sale of the Venture's Palmdale/Lancaster System.

  The General Partner also is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy statements and other financial information with the Securities and Exchange Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the General Partner's directors and officers, their compensation, options granted to them, the principal holders of the General Partner's securities and any material interest of such persons in transactions with the General Partner is required to be disclosed in certain documents filed with the Commission. Such reports, proxy statements and other information may be inspected at the above-listed public reference facilities maintained by the Commission and at the Commission's World Wide Web site. Copies of such materials may be obtained upon payment of the Commission's prescribed charges by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

  The name, business address and principal occupation and employment for the past five years of each of the directors and executive officers of the General Partner are set forth in Schedule 1 to this Proxy Statement. To the best knowledge of any of the persons listed on Schedule 1 hereto, except as disclosed on such schedule, no persons listed on such schedule beneficially own any limited partnership interests in the Partnership.

  Except as disclosed herein, neither the General Partner nor, to the best of its knowledge, any of the persons listed on Schedule 1 hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any limited partnership interest of the Partnership, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any of such interests, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

                      CERTAIN RELATED PARTY TRANSACTIONS

  The General Partner and its affiliates engage in certain transactions with the Venture. The General Partner believes that the terms of such transactions are generally as favorable as could be obtained by the Venture from unaffiliated parties. This determination has been made by the General Partner in good faith, but none of the terms were or will be negotiated at arm's-length and there can be no assurance that the terms of such transactions have been or will be as favorable as those that could have been obtained by the Venture from unaffiliated parties.

  The purchase price for the Albuquerque System was determined in accordance with the provisions of the Partnership Agreement but the proposed sale of the Albuquerque System by the Venture to the General Partner or to one of the General Partner's subsidiaries was not negotiated at arm's-length and thus there can be no assurance that the terms of such transaction have been or will be as favorable as those that could have been obtained by the Venture from an unaffiliated purchaser.

  The General Partner charges the Venture a management fee relating to the General Partner's management of the Venture's cable television systems, and the Venture reimburses the General Partner for certain allocated overhead and administrative expenses in accordance with the terms of the Partnership Agreement. These expenses consist primarily of salaries and benefits paid to corporate personnel, rent, data processing services and other facilities costs. Such personnel provide engineering, marketing, administrative, accounting, legal and investor relations services to the Venture. Allocations of personnel costs are based primarily on actual time spent by employees of the General Partner with respect to cable television systems managed. Systems owned by the General Partner and its subsidiaries and all other systems owned by partnerships for which Jones Intercable, Inc. or one of its subsidiaries is the general partner are also allocated a proportionate share of these expenses. No duplicate management or other fees or reimbursements are charged to the Partnership.

  The General Partner from time to time also advances funds to the Venture and charges interest on the balances payable by the Venture. The interest rate charged the Venture approximates the General Partner's weighted average cost of borrowing.

  Jones Education Company is an affiliate of the General Partner that, through a subsidiary, owns and operates Knowledge TV, a network that provides programming related to computers and technology; business, careers and finance; health and wellness; and global culture and languages. Jones Education Company sells its programming to certain cable television systems owned or managed by the General Partner, including the Venture's systems.

  The Great American Country network provides country music video programming to certain cable television systems owned or managed by the General Partner, including the Venture's systems. This network is owned and operated by Great American Country, Inc., a subsidiary of Jones International Networks, Ltd., an affiliate of the General Partner.

  Jones Galactic Radio, Inc. is a company owned by Jones International Networks, Ltd. Superaudio, a joint venture between Jones Galactic Radio, Inc. and an unaffiliated entity, provides satellite programming to certain cable television systems owned or managed by the General Partner, including the Venture's systems.

  The Product Information Network Venture (the "PIN Venture") is a venture among a subsidiary of Jones International Networks, Ltd. and two unaffiliated cable system operators. The PIN Venture operates the Product Information Network ("PIN"), which is a 24-hour network that airs long-form advertising generally known as "infomercials." The PIN Venture generally makes incentive payments of approximately 60 percent of its net advertising revenue to the cable systems that carry its programming. Most of the General Partner's owned or managed systems carry PIN for all or part of each day. Revenues received by the Venture from the PIN Venture relating to the Venture's owned cable television systems totaled $153,182 for the nine months ended September 30, 1997 and $191,011 for the year ended December 31, 1996.

  The charges to the Venture for related party transactions were as follows for the periods indicated:

                                                             FOR THE YEAR ENDED
                                                                DECEMBER 31,
                               FOR THE NINE MONTHS    --------------------------------
                             ENDED SEPTEMBER 30, 1997    1996       1995       1994
                             ------------------------ ---------- ---------- ----------
     Management fees.......         $3,066,673        $4,118,188 $5,069,985 $4,461,154
     Allocation of
      expenses.............          3,474,672         5,491,265  7,183,663  6,951,110
     Interest expense......                  0                 0    220,743     33,627
     Amount of notes and
      advances outstanding.                  0                 0  4,198,739    616,810
     Highest amount of
      notes and advances
      outstanding..........                  0                 0  4,574,572    929,508
     Programming fees:
       Jones Education
        Company............            183,800           374,709    428,937    196,004
       Great American
        Country............            100,711           141,753          0          0
       Superaudio..........             87,698           116,710    135,861    135,346

                 USE OF PROCEEDS FROM ALBUQUERQUE SYSTEM SALE

  The following is a brief summary of the Venture's estimated use of the proceeds and of the Partnership's estimated use of its portion of the proceeds from the Venture's sale of the Albuquerque System. All of the following selected financial information is based upon amounts as of September 30, 1997 and certain estimates of liabilities at closing. Final results may differ from these estimates. A more detailed discussion of the financial consequences of the sale of the Albuquerque System is set forth below under the caption "Unaudited Pro Forma Financial Information." All limited partners are encouraged to review carefully the unaudited pro forma financial statements and notes thereto.

  If the holders of a majority of limited partnership interests of the three partnerships that comprise the Venture approve the proposed sale of the Albuquerque System and the transaction is closed, the Venture will repay its outstanding Senior Notes balance of $47,479,874 plus a make whole premium that, based on current market interest rates, is estimated to total $3,354,060 and, subject to an amendment to the Venture's credit facility to permit a portion of the sale proceeds to be distributed to the three constituent partnerships of the Venture, the Venture will repay an estimated $49,767,578 of the then outstanding balance of its credit facility, leaving an estimated $41,900,000 of debt outstanding under the amended credit facility secured by the Palmdale/Lancaster System, and then the $125,000,000 net sale proceeds will be distributed to the three constituent partnerships of the Venture in proportion to their ownership interests in the Venture. Because the make whole premium will be calculated as of the closing date using the then-current market interest rates, the exact amount of the make whole premium cannot be determined precisely until the closing date. The closing adjustments will not affect the amount of the net sale proceeds distributed to the partnerships. The Partnership will receive 76 percent of the net sale proceeds, estimated to total approximately $94,428,308, and the Partnership will distribute this portion of the net sale proceeds to its partners of record as of the closing date of the sale of the Albuquerque System and pursuant to the terms of the Partnership Agreement. The estimated uses of the sale proceeds are as follows:

   Contract Sales Price of the Albuquerque System................. $222,963,267
   Add:  Cash on Hand.............................................      169,913
   Estimated Net Closing Adjustments..............................    2,468,332
   Less: Repayment of Debt........................................  (97,247,452)
   Make Whole Premium.............................................   (3,354,060)
                                                                   ------------
        Cash Available for Distribution to Joint Venturers........  125,000,000
        Cash Distributed to Fund 12-B and Fund 12-C...............   30,571,692
                                                                   ------------
        Cash Available for Distribution by the Partnership........   94,428,308
        Return of Limited Partners' Initial Capital...............   77,122,500
                                                                   ------------
        Estimated Residual Proceeds............................... $ 17,305,808
                                                                   ============
        Limited Partners' Share (75%)............................. $ 12,979,356
                                                                   ============
        General Partner's Share (25%)............................. $  4,326,452
                                                                   ============

  Based upon financial information available at September 30, 1997, below is an estimate of all cash distributions that will have been made to limited partners after the distribution of the proceeds from the sale of the Albuquerque System is completed.

  Summary of Estimated Cash Distributions to Limited Partners:

     Return of Limited Partners' Initial Capital on the 1996 Sale
      of the Venture's Tampa System...............................  $ 41,547,000
     Return of Limited Partners' Initial Capital on the 1998 Sale
      of the Venture's Albuquerque System.........................    77,122,500
     Limited Partners' Share of Residual Proceeds on the 1998 Sale
      of the Venture's Albuquerque System.........................    12,979,356
                                                                    ------------
     Total Estimated Cash Received by Limited Partners............  $131,648,856
                                                                    ============
     Total Cash Received per $1,000 of Limited Partnership
      Capital.....................................................  $      1,109
                                                                    ============
     Total Cash Received per $500 Limited Partnership Interest ...  $        555
                                                                    ============

  The estimated after-tax internal rate of return on an investment in the Partnership is approximately 1 percent. This internal rate of return includes the distribution to be made on the sale of the Albuquerque System and the prior distribution of the net proceeds from the sale of the Venture's Tampa System.

  Based on financial information available at September 30, 1997, the following table presents the estimated results of the Partnership when the Venture has completed the sale of the Albuquerque System:

   Dollar Amount Raised........................................ $ 118,669,500
   Number of Cable Television Systems Purchased Directly.......          None
   Number of Cable Television Systems Purchased Indirectly.....          Five
   Date of Closing of Offering................................. December 1986
   Date of First Sale of Properties............................   August 1987
   Tax and Distribution Data per $1,000 of Limited Partnership
    Capital:
     Federal Income Tax Results
       Ordinary Income (Loss)
       --from operations....................................... $      (1,474)
       --from recapture........................................ $       1,474
       Capital Gain (Loss)..................................... $         140
     Cash Distributions to Investors
       Source (on GAAP basis)
       --investment income..................................... $         109
       --return of capital..................................... $       1,000
       Source (on cash basis)
       --sales................................................. $       1,109

            UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                          OF CABLE TV FUND 12-D, LTD.

  The following unaudited pro forma consolidated financial statements assume that as of September 30, 1997, the Venture had sold the Albuquerque System for $222,963,267. The funds available to the Venture, adjusting for the estimated net closing adjustments of the Albuquerque System, are expected to total approximately $225,431,599. Such funds plus cash on hand will be used to repay indebtedness and to distribute $125,000,000 to the three constituent partnerships of the Venture pursuant to the percentage ownership interests in the Venture of each partnership and then each partnership will distribute its share of the distribution pursuant to the terms of their partnership agreements. The Partnership will receive $94,428,308 from such distribution. Pursuant to the terms of the Partnership Agreement, the Partnership will return to the limited partners the remaining $77,122,500 of capital initially contributed to the Partnership and the remainder will be allocated 75 percent to the limited partners ($12,979,356) and 25 percent to the General Partner ($4,326,452). The total limited partner distribution of $90,101,856 represents $380 per each $500 limited partnership interest or $759 for each $1,000 invested in the Partnership.

  The unaudited pro forma financial statements should be read in conjunction with the appropriate notes to the unaudited pro forma financial statements.

  ALL OF THE FOLLOWING UNAUDITED PRO FORMA FINANCIAL INFORMATION IS BASED UPON AMOUNTS AS OF SEPTEMBER 30, 1997 AND CERTAIN ESTIMATES OF LIABILITIES AT CLOSING. FINAL RESULTS MAY DIFFER FROM SUCH INFORMATION.

                            CABLE TV FUND 12-D, LTD.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1997

                                                    PRO FORMA      PRO FORMA
                                     AS REPORTED   ADJUSTMENTS      BALANCE
                                     ------------  ------------  -------------
ASSETS
Cash and cash equivalents........... $    566,453  $ 94,258,395  $  94,824,848
Receivables, net....................    3,111,843    (2,395,015)       716,828
Investment in Cable Television
 Properties:
  Property, plant and equipment,
   net..............................  104,712,294   (67,048,219)    37,664,075
  Franchise costs and other
   intangible assets, net...........    8,424,260    (7,471,515)       952,745
                                     ------------  ------------  -------------
    Total investment in cable
     television properties..........  113,136,554   (74,519,734)    38,616,820
Deposits, Prepaid Expenses and
 Deferred Charges...................    4,376,837    (2,369,309)     2,007,528
                                     ------------  ------------  -------------
    Total Assets.................... $121,191,687  $ 14,974,337  $ 136,166,024
                                     ============  ============  =============
LIABILITIES AND PARTNERS' CAPITAL
 (DEFICIT)
Liabilities:
  Debt.............................. $140,344,284  $(97,247,452) $  43,096,832
  Trade accounts payable and accrued
   liabilities......................    4,336,758    (2,049,251)     2,287,507
  Subscriber prepayments............      448,649      (246,741)       201,908
  Distributions payable to joint
   venture partners.................          --     30,571,692     30,571,692
  Accrued distribution to Limited
   Partners.........................          --     90,101,856     90,101,856
  Accrued distribution to General
   Partner..........................          --      4,326,452      4,326,452
                                     ------------  ------------  -------------
    Total Liabilities...............  145,129,691    25,456,556    170,586,247
                                     ------------  ------------  -------------
Minority Interest in Joint Venture..   (6,110,630)      779,779     (5,330,851)
Partners' Capital (Deficit):
  General Partner...................      (84,017)    (112,620)       (196,637)
  Limited Partners..................  (17,743,357)  (11,149,378)   (28,892,735)
                                     ------------  ------------  -------------
    Total Partners' Capital
     (Deficit)......................  (17,827,374)  (11,261,998)   (29,089,372)
                                     ------------  ------------  -------------
  Total Liabilities and Partners'
   Capital (Deficit)................ $121,191,687  $ 14,974,337  $ 136,166,024
                                     ============  ============  =============


The accompanying notes to unaudited pro forma consolidated financial statements are an integral part of this unaudited consolidated balance sheet.

                            CABLE TV FUND 12-D, LTD.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                      PRO FORMA     PRO FORMA
                                        AS REPORTED  ADJUSTMENTS     BALANCE
                                        -----------  ------------  -----------
REVENUES............................... $82,363,752  $(49,487,923) $32,875,829
COSTS AND EXPENSES:
  Operating expenses...................  48,731,182   (28,610,416)  20,120,766
  Management fees and allocated
   overhead from Jones Intercable,
   Inc.................................   9,609,453    (5,742,479)   3,866,974
  Depreciation and Amortization........  21,993,546   (12,571,577)   9,421,969
                                        -----------  ------------  -----------
OPERATING INCOME (LOSS)................   2,029,571    (2,563,451)   (533, 880)
                                        -----------  ------------  -----------
OTHER INCOME (EXPENSE):
  Interest expense..................... (11,219,294)    7,375,162   (3,844,132)
  Gain on sale of cable television
   system..............................  71,914,391           --    71,914,391
  Other, net...........................    (385,832)      528,186      142,354
                                        -----------  ------------  -----------
    Total other income (expense), net..  60,309,265     7,903,348   68,212,613
                                        -----------  ------------  -----------
CONSOLIDATED NET INCOME................  62,338,836     5,339,897   67,678,733
MINORITY INTEREST IN CONSOLIDATED NET
 INCOME................................ (15,248,079)   (1,304,109) (16,552,188)
                                        -----------  ------------  -----------
NET INCOME ............................ $47,090,757  $  4,035,788  $51,126,545
                                        ===========  ============  ===========
NET INCOME PER LIMITED PARTNERSHIP
 INTEREST.............................. $    193.47                $    210.30
                                        ===========                ===========


The accompanying notes to unaudited pro forma consolidated financial statements are an integral part of this unaudited consolidated statement.

                            CABLE TV FUND 12-D, LTD.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                      PRO FORMA     PRO FORMA
                                        AS REPORTED  ADJUSTMENTS     BALANCE
                                        -----------  ------------  -----------
REVENUES............................... $61,333,466  $(39,182,618) $22,150,848
COSTS AND EXPENSES:
  Operating expenses...................  33,857,768   (22,082,184)  11,775,584
  Management fees and allocated
   overhead from Jones Intercable,
   Inc.................................   6,541,345    (4,082,134)   2,459,211
  Depreciation and Amortization........  14,777,364   (10,376,611)   4,400,753
                                        -----------  ------------  -----------
OPERATING INCOME.......................   6,156,989    (2,641,689)   3,515,300
                                        -----------  ------------  -----------
OTHER INCOME (EXPENSE):
  Interest expense.....................  (8,227,095)    5,856,436   (2,370,659)
  Other, net...........................     523,584       (26,423)     497,161
                                        -----------  ------------  -----------
    Total other income (expense), net..  (7,703,511)    5,830,013   (1,873,498)
                                        -----------  ------------  -----------
CONSOLIDATED NET INCOME (LOSS).........  (1,546,522)    3,188,324    1,641,802
MINORITY INTEREST IN CONSOLIDATED NET
 INCOME (LOSS).........................     378,248      (779,779)    (401,531)
                                        -----------  ------------  -----------
NET INCOME (LOSS) ..................... $(1,168,274) $  2,408,545  $ 1,240,271
                                        ===========  ============  ===========
NET INCOME (LOSS) PER LIMITED
 PARTNERSHIP INTEREST.................. $     (4.87)               $      5.17
                                        ===========                ===========


The accompanying notes to unaudited pro forma consolidated financial statements are an integral part of this unaudited consolidated statement.

                           CABLE TV FUND 12-D, LTD.

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

  1) The accompanying unaudited consolidated financial statements include 100 percent of the accounts of the Partnership and those of the Venture reduced by the 24 percent minority interest in the Venture. All interpartnership accounts and transactions have been eliminated.

  2) The Partnership has a 76 percent ownership interest in the Venture through capital contributions made during 1986 of $102,353,444. The following calculations present the sale of the Albuquerque System and the resulting estimated distributions to be received by the Partnership.

  3) The unaudited pro forma balance sheet of the Partnership assumes that the Venture had sold the Albuquerque System for $222,963,267 as of September 30, 1997. The unaudited statements of operations of the Partnership assumes that the Venture had sold the Albuquerque System as of January 1, 1996.

  4) The Partnership will receive $94,428,308 from the Venture. Pursuant to the terms of the Partnership Agreement, the Partnership will return to the limited partners the remaining $77,122,500 of capital initially contributed to the Partnership and the remainder will be allocated 75 percent to the limited partners ($12,979,356) and 25 percent to the General Partner ($4,326,452). The total limited partner distribution of $90,101,856 represents $380 per each $500 limited partnership interest or $759 for each $1,000 invested in the Partnership.

  5) The estimated gain recognized from the sale of the Albuquerque System and corresponding estimated distribution to limited partners as of September 30, 1997 has been computed as follows:

GAIN ON SALE OF ASSETS:

Contract sales price.............................................  $222,963,267
Less: Net book value of investment in cable television properties
      at September 30, 1997......................................   (74,519,734)
Make whole premium...............................................    (3,354,060)
                                                                   ------------
Gain on sale of assets...........................................  $145,089,473
                                                                   ============
Partnership's share of gain on sale of assets....................  $109,604,438
                                                                   ============
DISTRIBUTIONS TO PARTNERS:
Contract sales price.............................................  $222,963,267
Add:  Trade receivables, net.....................................     2,395,015
Prepaid expenses.................................................     2,369,309
Less: Accrued liabilities........................................    (2,049,251)
Subscriber prepayments...........................................      (246,741)
                                                                   ------------
Adjusted cash received...........................................   225,431,599
Less: Outstanding debt to third parties..........................   (97,247,452)
Make whole premium...............................................    (3,354,060)
Add:  Cash on hand...............................................       169,913
                                                                   ------------
Cash available for distribution to joint venturers...............   125,000,000
Cash distributed to Fund 12-B and Fund 12-C......................    30,571,692
                                                                   ------------
Cash available for distribution by the Partnership...............    94,428,308
Return of limited partners' initial capital......................    77,122,500
                                                                   ------------
Residual proceeds................................................  $ 17,305,808
                                                                   ============
Limited Partners' share (75%)....................................  $ 12,979,356
                                                                   ============
General Partner's share (25%)....................................  $  4,326,452
                                                                   ============

                             AVAILABLE INFORMATION

  The Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 is being mailed to the limited partners of the Partnership together with this Proxy Statement. Copies of the three independent appraisals of the fair market value of the Albuquerque System and copies of the Purchase and Sale Agreement between the Venture and the General Partner have been publicly filed with the Securities and Exchange Commission and may be inspected at the Commission's public reference facilities and at its World Wide Web site, and such documents also are available to each limited partner of the Partnership upon written request to Elizabeth M. Steele, Secretary, Jones Intercable, Inc., 9697 East Mineral Avenue, Englewood, Colorado 80112,
(303) 792-3111. Copies of these documents will be provided at the expense of the requesting limited partner.

  A Rule 13e-3 Transaction Statement furnishing certain additional information with respect to the transaction described herein has been jointly filed by the Partnership and the General Partner with the Securities and Exchange Commission. This document may be inspected at the Commission's public reference facilities and at its World Wide Web site.

                          INCORPORATION BY REFERENCE

  The Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 is incorporated by reference in its entirety in this Proxy Statement.

                                                                     SCHEDULE 1

            EXECUTIVE OFFICERS AND DIRECTORS OF THE GENERAL PARTNER

  Set forth below is the name, residence or business address, present principal occupation or employment and five-year employment history of the executive officers and directors of the General Partner. Also set forth is the aggregate number of limited partnership interests of the Partnership beneficially owned by each such person. The present principal occupation of each executive officer of the General Partner is as an executive officer of the General Partner. The Partnership has no officers or employees. All persons listed except for Messrs. Burney, Kearney and Vanaselja are citizens of the United States. Messrs. Burney, Kearney and Vanaselja are citizens of Canada.

                                                                            AGGREGATE NUMBER
                                                                               OF LIMITED
                                                                          PARTNERSHIP INTERESTS
    NAME AND ADDRESS                 OCCUPATION OR EMPLOYMENT              BENEFICIALLY OWNED
    ----------------                 ------------------------             ---------------------
Glenn R. Jones           Mr. Jones has served as Chairman of the Board of           0
c/o Jones Intercable,     Directors and Chief Executive Officer of the
Inc. 9697 E. Mineral      General Partner since its formation in 1970. He
Avenue Englewood, CO      served as President of the General Partner from
80112                     1984 to 1988. Mr. Jones has been involved in
                          the cable television business in various
                          capacities since 1961.

Christopher J. Bowick    Mr. Bowick is the General Partner's Group Vice             0
c/o Jones Intercable,     President/Technology and its Chief Technical
Inc. 9697 E. Mineral      Officer. Prior to joining the General Partner
Avenue Englewood, CO      in 1991, Mr. Bowick worked as Vice President of
80112                     Engineering of Scientific Atlanta's
                          transmission systems business division.

Derek H. Burney          Mr. Burney was appointed a Director of the                 0
c/o BCI Telecom Holding   General Partner in December 1994. Mr. Burney
Inc.                      joined BCE Inc., Canada's largest
1000 rue de la            telecommunications company, in January 1993,
Gauchetiere Bureau 1100   and he is Chairman and Chief Executive Officer
Montreal (PQ)             of BCI Telecom Holding Inc., a subsidiary of
Canada H3B 4Y8            BCE Inc. Prior to joining BCE Inc., Mr. Burney
                          was Canada's ambassador to the United States
                          from 1989 to 1992.

Robert E. Cole           Mr. Cole was appointed a Director of the General           0
c/o Jones Intercable,     Partner in March 1996. Mr. Cole is currently
Inc.                      self-employed as a partner of First Variable
9697 E. Mineral Avenue    Insurance Marketing and is responsible for
Englewood, CO 80112       marketing to National Association of Securities
                          Dealers, Inc. firms in northern California,
                          Oregon, Washington and Alaska. From 1993 to
                          1995, Mr. Cole was the director of marketing
                          for Lamar Life Insurance Company; from 1992 to
                          1993, Mr. Cole was senior vice president of PMI
                          Inc., a third party lender serving the special
                          needs of corporate owned life insurance (COLI);
                          and from 1988 to 1992, Mr. Cole was the
                          principal of a specialty investment banking
                          firm that provided services to finance the
                          ownership and growth of emerging companies,
                          productive assets and real property.

                                                                            AGGREGATE NUMBER
                                                                               OF LIMITED
                                                                          PARTNERSHIP INTERESTS
    NAME AND ADDRESS                 OCCUPATION OR EMPLOYMENT              BENEFICIALLY OWNED
    ----------------                 ------------------------             ---------------------
Kevin P. Coyle           Mr. Coyle, Group Vice President/Finance of the             0
c/o Jones Intercable,     General Partner, has been the General Partner's
Inc. 9697 E. Mineral      Chief Financial Officer since 1990. Mr. Coyle
Avenue Englewood, CO      has been an associate of the finance department
80112                     of the General Partner since 1981.

William E. Frenzel       Mr. Frenzel was appointed a Director of the                0
1775 Massachusetts        General Partner in April 1995. He has been a
Avenue, NW                Guest Scholar since 1991 with the Brookings
Washington, DC 20036      Institution, a research organization located in
                          Washington, DC. Until his retirement in January
                          1991, Mr. Frenzel served for twenty years in
                          the United States House of Representatives.

Donald L. Jacobs         Mr. Jacobs was appointed a Director of the                 0
60435 Tekampe Road        General Partner in April 1995. Mr. Jacobs is a
Bend, OR 97702            retired executive officer of TRW. Prior to his
                          retirement in 1992, he was Vice President and
                          Deputy Manager of the Space and Defense Sector;
                          prior to that appointment, he was the Vice
                          President and General Manager of the Defense
                          Systems Group; and prior to that appointment,
                          he was President of ESL, Inc., a subsidiary of
                          TRW.

Larry Kaschinske         Mr. Kaschinske has been the Controller and Chief           0
c/o Jones Intercable,     Accounting Officer of the General Partner since
Inc. 9697 E. Mineral      1994. Mr. Kaschinske has been an associate of
Avenue Englewood, CO      the finance department of the General Partner
80112                     since 1984.

Robert Kearney           Mr. Kearney was appointed a Director of the                0
c/o BCI Telecom Holding   General Partner in July 1997. Mr. Kearney is a
Inc.                      retired executive officer of Bell Canada. Prior
1000 rue de la            to his retirement in December 1993, Mr. Kearney
Gauchetiere               was the President and Chief Executive Officer
Bureau 1100               of Bell Canada. He served as Chairman of BCE
Montreal (PQ)             Canadian Telecom Group in 1994 and as Deputy
Canada H3B 4Y8            Chairman of BCI Management Limited in 1995.

James J. Krejci          Mr. Krejci has been a Director of the General              0
3100 Arapahoe Avenue      Partner since 1987. Mr. Krejci is President and
Boulder, CO 80303         CEO of Imagelink Technologies, Inc., a
                          privately financed company with leading
                          technology in the desktop or personal computer
                          videoconferencing market. Prior to joining
                          Imagelink Technologies in July 1996, he was the
                          President of the International Division of
                          International Gaming Technology headquartered
                          in Reno, Nevada. Prior to joining International
                          Gaming Technology in May 1994, Mr. Krejci had
                          been a Group Vice President of the General
                          Partner since 1987.

                                                                            AGGREGATE NUMBER
                                                                               OF LIMITED
                                                                          PARTNERSHIP INTERESTS
    NAME AND ADDRESS                 OCCUPATION OR EMPLOYMENT              BENEFICIALLY OWNED
    ----------------                 ------------------------             ---------------------
James B. O'Brien         Mr. O'Brien has been President and a Director of           0
c/o Jones Intercable,     the General Partner since 1989 and a member of
Inc.                      the Executive Committee of the General
9697 E. Mineral Avenue    Partner's Board of Directors since 1993.
Englewood, CO 80112       Mr. O'Brien has been with the General Partner
                          since 1982 in various operational management
                          positions.

Raphael M. Solot         Mr. Solot was appointed a Director of the                  0
501 South Cherry Street   General Partner in March 1996. Mr. Solot is an
Denver, CO 80222          attorney in private practice. He has practiced
                          law for 34 years with an emphasis on franchise,
                          corporate and partnership law and complex
                          litigation.

Elizabeth M. Steele      Ms. Steele joined the General Partner in 1987 as           0
c/o Jones Intercable,     Vice President/General Counsel and Secretary.
Inc.                      Prior to that time, Ms. Steele was a partner at
9697 E. Mineral Avenue    Davis, Graham & Stubbs, a Denver, Colorado law
Englewood, CO 80112       firm that serves as counsel to the General
                          Partner.

Howard O. Thrall         Mr. Thrall was appointed a director of the                 0
c/o Jones Intercable,     General Partner in March 1996 and he had
Inc.                      previously served as a director of the General
9697 E. Mineral Avenue    Partner from December 1988 to December 1994.
Englewood, CO 80112       Mr. Thrall is now a management and
                          international marketing consultant. From
                          September 1993 through July 1996, Mr. Thrall
                          served as Vice President of Sales, Asian
                          Region, for World Airways, Inc. From 1984 until
                          August 1993, Mr. Thrall was with the McDonnell
                          Douglas Corporation, where he was a Regional
                          Vice President, Commercial Marketing with the
                          Douglas Aircraft Company subsidiary.

Siim A. Vanaselja        Mr. Vanaselja was appointed a Director of the              0
c/o BCI Telecom Holding   General Partner in August 1996. Mr. Vanaselja
Inc.                      joined BCE, Inc., Canada's largest
1000 rue de la            telecommunications company, in February 1994
Gauchetiere               and he has served in various capacities with
Bureau 1100               that company and its subsidiaries since that
Montreal (PQ)             time. He currently serves as Chief Financial
Canada H3B 4Y8            Officer of BCI Telecom Holding Inc., a BCE Inc.
                          subsidiary. Prior to joining BCE Inc., Mr.
                          Vanaselja was a partner in the Toronto office
                          of KPMG Peat Marwick Thorne.

Ruth E. Warren           Ms. Warren has been Group Vice                             0
c/o Jones Intercable,     President/Operations of the General Partner
Inc.                      since 1990. Ms. Warren has been with the
9697 E. Mineral Avenue    General Partner in various operational
Englewood, CO 80112       management positions since 1980.

                                                                                   AGGREGATE NUMBER
                                                                                      OF LIMITED
                                                                                 PARTNERSHIP INTERESTS
       NAME AND ADDRESS                     OCCUPATION OR EMPLOYMENT              BENEFICIALLY OWNED
       ----------------                     ------------------------             ---------------------
Cynthia A. Winning              Ms. Winning joined the General Partner as Group            0
c/o Jones Intercable,            Vice President/Marketing in December 1994.
Inc.                             Prior to joining the General Partner, Ms.
9697 E. Mineral Avenue           Winning served in 1994 as the President of PRS
Englewood, CO 80112              Inc., a Denver, Colorado sports and event
                                 marketing company. From 1979 to 1981 and from
                                 1986 to 1994, Ms. Winning served as the Vice
                                 President and Director of Marketing for
                                 Citicorp Retail Services, Inc.

Sanford Zisman                  Mr. Zisman was appointed a Director of the                 0
3773 Cherry Creek North Drive-   General Partner in June 1996. Mr. Zisman is a
Denver, CO 80209                 principal in the law firm Zisman & Ingraham,
                                 P.C. of Denver, Colorado. He has practiced law
                                 for 32 years, with an emphasis on tax, business
                                 and estate planning and probate administration.

Robert L. Zoellick              Mr. Zoellick was appointed a Director of the               0
3900 Wisconsin                   General Partner in April 1995. Mr. Zoellick is
Avenue, NW                       the John M. Olin Professor at the U.S. Naval
Washington, DC 20016             Academy for the 1997-1998 term. From 1993
                                 through 1997, he was an Executive Vice
                                 President at Fannie Mae, a federally chartered
                                 and stockholder-owned corporation that is the
                                 largest housing finance investor in the United
                                 States. From August 1992 to January 1993, Mr.
                                 Zoellick served as Deputy Chief of Staff of the
                                 White House and Assistant to the President.
                                 From May 1991 to August 1992, Mr. Zoellick
                                 served concurrently as the Under Secretary of
                                 State for Economic and Agricultural Affairs and
                                 as Counselor of the Department of State, a post
                                 he assumed in March 1989. From 1985 to 1988,
                                 Mr. Zoellick served at the Department of
                                 Treasury in a number of capacities, including
                                 Counselor to the Secretary.

                   [LOGO OF JONES INTERCABLE APPEARS HERE]

                            9697 EAST MINERAL AVENUE
                           ENGLEWOOD, COLORADO 80112

                                     PROXY
  THIS PROXY IS SOLICITED ON BEHALF OF THE PARTNERSHIP BY THE GENERAL PARTNER

  The undersigned Limited Partner of Cable TV Fund 12-D, Ltd., a Colorado limited partnership, hereby votes on the sale of Cable TV Fund 12-BCD Venture's Albuquerque, New Mexico cable television system to Jones Communications of New Mexico, Inc., an indirect wholly owned subsidiary of Jones Intercable, Inc., for a sales price of $222,963,267 in cash, subject to normal closing adjustments, pursuant to the terms and conditions of that certain Purchase and Sale Agreement dated as of July 28, 1997, as follows:

      [_] CONSENTS        [_] WITHHOLDS CONSENT      [_] ABSTAINS

 (YOU MUST SIGN ON THE REVERSE SIDE OF THIS PROXY CARD FOR YOUR VOTE TO COUNT.)

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED LIMITED PARTNER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSED SALE TRANSACTION.


                                                PLEASE SIGN EXACTLY AS NAME
                                                     APPEARS ON LABEL.




                                            DATED: _________________, 1998



                                            -----------------------------------
                                            Beneficial Owner Signature
                                            (Investor)


                                            -----------------------------------
                                            Authorized Trustee/Custodian
                                            Signature

    PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                    [LOGO OF JONES INTERCABLE APPEARS HERE]

                            9697 EAST MINERAL AVENUE
                           ENGLEWOOD, COLORADO 80112

                                     PROXY

  THIS PROXY IS SOLICITED ON BEHALF OF THE PARTNERSHIP BY THE GENERAL PARTNER

  The undersigned Limited Partner of Cable TV Fund 12-D, Ltd., a Colorado limited partnership, hereby votes on the sale of Cable TV Fund 12-BCD Venture's Albuquerque, New Mexico cable television system to Jones Communications of New Mexico, Inc., an indirect wholly owned subsidiary of Jones Intercable, Inc., for a sales price of $222,963,267 in cash, subject to normal closing adjustments, pursuant to the terms and conditions of that certain Purchase and Sale Agreement dated as of July 28, 1997, as follows:

      [_] CONSENTS        [_] WITHHOLDS CONSENT      [_] ABSTAINS

 (YOU MUST SIGN ON THE REVERSE SIDE OF THIS PROXY CARD FOR YOUR VOTE TO COUNT.)

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED LIMITED PARTNER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSED SALE TRANSACTION.

                                            ALL OWNERS MUST SIGN EXACTLY AS
                                            NAME(S) APPEAR ON LABEL.

                                              When limited partnership
                                            interests are held by more than
                                            one person, all owners must sign.
                                            When signing as attorney, as
                                            executor, administrator, trustee
                                            or guardian, please give full
                                            title as such. If a corpo-ration,
                                            please sign in full corporation
                                            name by autho-rized officer. If a
                                            partnership, please sign in
                                            partnership name by authorized
                                            person.

                                            DATED: _________________, 1998



                                            -----------------------------------
                                            Signature - Investor 1


                                            -----------------------------------
                                            Signature - Investor 2


                                            -----------------------------------
                                            Signature - Investor 3

    PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.